As filed with the Securities and Exchange Commission on April 11, 1997
                                                              Registration No.
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                                     6711                                63-0589368
  (State or Other Jurisdiction of            (Primary Standard Industrial                (I.R.S. Employer
  Incorporation or Organization)             Classification Code Number)                Identification No.)


                             417 North 20th Street
                             Birmingham, AL  35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III              KATHRYN L. KNUDSON
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD           POWELL, GOLDSTEIN, FRAZER & MURPHY
           SOMERVILLE               601 PENNSYLVANIA AVENUE, N.W.          SIXTEENTH FLOOR
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250       191 PEACHTREE STREET, N.E.
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004         ATLANTA, GEORGIA  30303
         (205) 250-5000                   (202) 508-3303                  (404) 572-6600

                             ----------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                             ----------------------
                        CALCULATION OF REGISTRATION FEE

Title of each                                          Proposed maximum       Proposed maximum
class of securities            Amount to be            offering price             aggregate                  Amount of
registered                      registered                per unit*            offering price*            registration fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock                     511,422               $20.7871386            $10,631,000                $   3,221.52

==========================================================================================================================

*Calculated in accordance with Rule 457(f), based on the stockholders equity of the company to be acquired at December 31, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.
--------------------------------------------------------------------------------

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET





                                                                       CAPTION OR LOCATION IN
                         FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
----------------------------------------------------------   ------------------------------------------
 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.
 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Not Applicable.
16. Information with respect to S-2 or S-3 companies......   Not Applicable.
17. Information with respect to companies other than S-2
    or S-3 companies......................................   SB&T Management's Discussion and Analysis of
                                                             Financial Condition and Results of Operations;
                                                             Business of SB&T; Voting Securities and
                                                             Principal Stockholders of SB&T; Index
                                                             to SB&T Financial Statements.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................   Documents Incorporated by Reference; Summary;
                                                             The Special Meeting; Description of the Transaction;
                                                             Description of Regions Common Stock.
19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.


Dear SB&T Corporation Stockholder:

    You are cordially invited to attend the Special Meeting of Stockholders of SB&T Corporation ("SB&T") to be held at SB&T's main office, 888 Concord Road, Smyrna, Georgia, 30080, on _______, 1997, at :00 p.m., local time, notice of which is enclosed.

    At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of December 19, 1996 (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which SB&T will merge (the "Merger") with and into Regions, and Smyrna Bank & Trust (the "Bank"), a wholly owned subsidiary of SB&T, will become a wholly owned subsidiary of Regions until combined with Regions Bank, the principal banking subsidiary of Regions operating in Georgia. The other subsidiaries of SB&T will become subsidiaries of Regions. Upon consummation of the Merger, each share of SB&T common stock issued and outstanding (except for certain shares held by SB&T or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into .50 of a share of Regions common stock. The exchange ratio will be proportionately adjusted if Regions effects a proposed 2 for 1 stock split prior to the effective date of the Merger.

    The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

    The Agreement and the Merger have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors of SB&T has agreed to vote those SB&T shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Agreement and the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by SB&T stockholders and approval of the Merger by various regulatory agencies.

    Stockholders of SB&T who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their SB&T shares in cash, as provided by applicable law.

    It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the common stock of SB&T entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

    Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for SB&T, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                                        Sincerely,



                                        B.J. Alexander
                                        President and Chief Executive Officer

                                SB&T CORPORATION
                    888 CONCORD ROAD, SMYRNA, GEORGIA, 30080
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD _______, 1997


    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of SB&T Corporation ("SB&T"), a bank holding company, will be held at SB&T's main office, 888 Concord Road, Smyrna, Georgia, 30080, on _______, 1997, at _______:00 .m., local time, for the following purposes:

    1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of December 19, 1996 (the "Agreement"), by and between SB&T and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of SB&T through the merger of SB&T with and into Regions (the "Merger"), (ii) each share of SB&T common stock (except for certain shares held by SB&T or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into .50 of a share of Regions common stock, subject to proportional adjustment if Regions effects a proposed 2 for 1 stock split prior to the effective date of the Merger, and (iii) each SB&T stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

    2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

    Only stockholders of record at the close of business on _______, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    Stockholders of SB&T have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix C.

    The Board of Directors of SB&T unanimously recommends that holders of SB&T common stock vote to approve the proposals listed above.

    We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of SB&T an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                              By Order of the Board of Directors



                                              Leonard W. Thomas
                                              Corporate Secretary


_______, 1997

         SB&T CORPORATION                         REGIONS FINANCIAL CORPORATION
         PROXY STATEMENT                                    PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                        COMMON STOCK
     TO BE HELD _______, 1997                            (PAR VALUE $.625)
                                                           511,422 SHARES


    This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of SB&T Corporation, a bank holding company organized and existing under the laws of the state of Georgia ("SB&T") upon consummation of the proposed merger (the "Merger") described herein, by which SB&T will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of December 19, 1996 (the "Agreement"), by and between Regions and SB&T.

    On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) SB&T will merge with and into Regions, (ii) each outstanding share of the $1.00 par value common stock of SB&T ("SB&T Common Stock") will be converted into .50 of a share of Regions Common Stock, subject to proportional adjustment if Regions effects a proposed 2 for 1 stock split prior to the effective date of the Merger, and (iii) each holder of SB&T Common Stock will receive cash in lieu of any remaining fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

    As a result of the Merger, the separate existence of SB&T will cease, and Smyrna Bank & Trust Co., a wholly owned subsidiary of SB&T (the "Bank"), will become a wholly owned subsidiary of Regions and will continue in operation serving its current markets as a state-chartered commercial bank until combined with Regions Bank, the principal banking subsidiary of Regions operating in Georgia, and the other subsidiaries of SB&T will become subsidiaries of Regions. For a further description of the terms of the Merger, see "Description of the Transaction."

    This Prospectus also constitutes a Proxy Statement of SB&T and is being furnished to the stockholders of SB&T in connection with the solicitation of proxies by the Board of Directors of SB&T for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on _______, 1997, to consider and vote on the Agreement and the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of SB&T on or about _______, 1997.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is April x, 1997.

                             AVAILABLE INFORMATION

    Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

    No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or SB&T. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or SB&T since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

    All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to SB&T was supplied by SB&T.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:


         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         2. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

    Regions' Annual Report on Form 10-K for the year ended December 31, 1996, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1996," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

    All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (334) 832-8493). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Special Meeting of SB&T Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Reasons for the Merger; Recommendation of SB&T's Board
      of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Opinion of SB&T's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Certain Differences in Stockholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Comparative Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Treatment of SB&T Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Opinion of SB&T's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Effective Date of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Resales of Regions Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Antitakeover Provisions Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Amendment of Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

     Classified Board of Directors and Absence of Cumulative Voting . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Limitations on Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Special Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Actions by Stockholders Without a Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Stockholder Nominations and Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Mergers, Consolidations, and Sales of Assets Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Business Combinations with Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Stockholders' Rights to Examine Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SB&T MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
BUSINESS OF SB&T  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Business and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Transactions with Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF SB&T  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
BUSINESS OF REGIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Support of Subsidiary Institutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
DESCRIPTION OF REGIONS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
INDEX TO SB&T FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
APPENDIX A--Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
APPENDIX B--Opinion of The Carson Medlin Company .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
APPENDIX C--Copy of Title 14, Chapter 2, Article 13 of the Georgia
     Code Relating to Rights of Dissenting Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

                                    SUMMARY

    The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "SB&T" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

    SB&T. SB&T is a bank holding company organized and existing under the laws of the state of Georgia, with its principal executive office located in Smyrna, Georgia. SB&T operates principally through the Bank, which is a wholly owned subsidiary of SB&T and a state-chartered commercial bank and which provides a range of retail banking services through three offices in Cobb County, Georgia. At December 31, 1996, SB&T had total consolidated assets of approximately $144.9 million, total consolidated deposits of approximately $131.7 million, and total consolidated stockholders' equity of approximately $10.6 million. SB&T's principal executive office is located at 888 Concord Road, Smyrna, Georgia, 30080, and its telephone number at such address is (770) 434-8185.

    Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 377 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of December 31, 1996. At that date, Regions had total consolidated assets of approximately $18.9 billion, total consolidated deposits of approximately $15.0 billion, and total consolidated stockholders' equity of approximately $1.6 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on December 31, 1996 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    Since December 31, 1996, Regions has completed the acquisitions of three financial institutions, one of which is located in each of the states of Florida, Georgia, and Louisiana (referred to as the "Recently Completed Acquisitions"). Regions also has entered into definitive agreements to acquire, in addition to SB&T, four additional financial institutions, one of which is located in each of the states of Florida and Georgia, and two of which are located in Louisiana (the "Other Pending Acquisitions"). For information with respect to the Recently Completed Acquisitions and the Other Pending Acquisitions, (referred to collectively as the "Other Acquisitions") see "Business of Regions--Recent Developments."

    Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF SB&T STOCKHOLDERS

    The Special Meeting will be held at :00 p.m., local time, on _______, 1997, at SB&T's main office, 888 Concord Road, Smyrna, Georgia, 30080, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

    Only holders of record of SB&T Common Stock at the close of business on _______, 1997 (the "Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of a majority of the SB&T Common Stock outstanding and entitled to vote at the Special Meeting will be required to approve the Agreement, not just a majority of the votes cast. As of the Record Date, there were _______ shares of SB&T Common Stock outstanding and entitled to be voted.

    The directors and executive officers of SB&T and their affiliates beneficially owned, as of the Record Date, 575,346 shares (or approximately 56.25% of the outstanding shares) of SB&T Common Stock. Each member of the Board of Directors of SB&T has agreed to vote those SB&T shares over which such member has voting control, other than in a fiduciary capacity, in favor of the Agreement and the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of SB&T Common Stock. As of that date, neither SB&T nor Regions held any shares of SB&T Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

    The Agreement provides for the acquisition of SB&T by Regions pursuant to the Merger of SB&T with and into Regions. On the Effective Date, each share of SB&T Common Stock then issued and outstanding (except for shares held by SB&T, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and shares held by stockholders who perfect their dissenters' rights of approval) will be converted into .50 of a share of Regions Common Stock (the "Exchange Ratio"). The Exchange Ratio will be proportionately adjusted if Regions effects a proposed 2 for 1 stock split prior to the Effective Date. No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any SB&T stockholder would be entitled upon consummation of the Merger, based on the last sales price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last full trading day immediately preceding the Effective Date. See "Description of the Transaction--General."


DISSENTING STOCKHOLDERS

     Holders of SB&T Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of SB&T Common Stock in cash in accordance with the applicable provisions of the Georgia Business Corporation Law (the "Georgia Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and the applicable provisions of the Georgia Act are reproduced as Appendix C.

REASONS FOR THE MERGER; RECOMMENDATION OF SB&T'S BOARD OF DIRECTORS

    SB&T's Board of Directors has unanimously approved the Agreement and the Merger and has determined that the Merger is fair to, and in the best interests of, SB&T and its stockholders. Accordingly, SB&T's Board unanimously recommends that SB&T's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF SB&T HAS AGREED TO VOTE THOSE SHARES OF SB&T COMMON STOCK OVER WHICH SUCH MEMBER HAS VOTING CONTROL, OTHER THAN IN A FIDUCIARY CAPACITY, IN FAVOR OF THE AGREEMENT. In approving the Agreement, SB&T's directors considered SB&T's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal advice concerning the proposed Merger. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF SB&T'S FINANCIAL ADVISOR

    The Carson Medlin Company ("Carson Medlin") has rendered an opinion to SB&T that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of SB&T. The opinion of Carson Medlin is attached as Appendix B to this Proxy Statement/Prospectus. SB&T stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of SB&T's Financial Advisor."

EFFECTIVE DATE

    Subject to the conditions as described in the Agreement to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger are filed and become effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and SB&T, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur by the last day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over approving or exempting the Merger and (ii) the date on which the Agreement is approved by the requisite vote of SB&T stockholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the second quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of SB&T a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of SB&T Common Stock for certificates representing shares of Regions Common Stock. SB&T STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking and Finance of the state of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of the Georgia Department and the Federal Reserve will be given or as to the timing or conditions of such approvals.

    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of SB&T stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual consent of the Boards of Directors of both SB&T and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1997, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, SB&T will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of SB&T's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of SB&T generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits, and treatment of outstanding options to acquire SB&T Common Stock. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of SB&T Common Stock for Regions Common Stock will not give rise to gain or loss to SB&T stockholders, except to the extent of any cash received in lieu of fractional share interests or as a result of the exercise of dissenters' rights. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER CIRCUMSTANCES, EACH SB&T STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING the application and effect of state, local and foreign income and other tax laws).

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

    On the Effective Date, SB&T stockholders, whose rights are governed by the Georgia Act and by SB&T's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

    The rights of Regions stockholders differ from the rights of SB&T stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

    Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. SB&T Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates, (i) the last sale price of Regions Common Stock and the sale price in the last known transaction of purchase and sale of SB&T Common Stock, which occurred on July 16, 1996, and (ii) the equivalent per share price (as explained below) of SB&T Common Stock. The indicated dates of December 19, 1996, and _______, 1997 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of SB&T by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.


                                                                                    EQUIVALENT
                                                                                        PER
                                                                                    SHARE PRICE
                                       REGIONS                SB&T                   OF SB&T
MARKET PRICE PER SHARE AT:          COMMON STOCK          COMMON STOCK             COMMON STOCK
--------------------------          ------------          ------------             ------------
December 19, 1996                  $ 51.38                    $12.00                  $ 25.69
_______, 1997

    The equivalent per share price of SB&T Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of .50. Stockholders are advised to obtain current market quotations for Regions Common Stock and SB&T Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.


COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and SB&T, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of SB&T Common Stock, giving effect to the Merger. The Regions and SB&T pro forma combined information and the SB&T pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of .50. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and SB&T, including the respective notes thereto. See "Documents Incorporated by Reference," and "--Selected Financial Data."


                                                                          YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------------
                                                               1996                1995                 1994
                                                               ----                ----                 ----
                                                                      (Unaudited except Regions and
                                                                             SB&T historical)
NET INCOME PER COMMON SHARE
Regions historical  . . . . . . . . . . . . . . . . .         $ 3.70              $  3.21            $   3.10
SB&T historical   . . . . . . . . . . . . . . . . . .           1.85                 1.58                1.27
Regions and SB&T pro forma combined(1)  . . . . . . .           3.70                 3.21                3.10
SB&T pro forma Merger equivalent(2) . . . . . . . . .           1.85                 1.61                1.55
DIVIDENDS DECLARED PER COMMON
SHARE
Regions historical  . . . . . . . . . . . . . . . . .         $ 1.40              $  1.32            $   1.20
SB&T historical . . . . . . . . . . . . . . . . . . .            .30                  .28                 .28
SB&T pro forma Merger equivalent(3) . . . . . . . . .            .70                  .66                 .60
BOOK VALUE PER COMMON SHARE
(PERIOD END)
Regions historical  . . . . . . . . . . . . . . . . .         $25.52              $ 23.38            $  21.26
SB&T historical.  . . . . . . . . . . . . . . . . . .          10.42                 8.83                7.16
Regions and SB&T pro forma combined(1)  . . . . . . .          25.37
SB&T pro forma Merger equivalent(2) . . . . . . . . .          12.69

----------------

(1) Represents the combined results of Regions and SB&T as if the Merger was consummated on January 1, 1994 and was accounted for as a pooling of interests.
(2) Represents pro forma combined information multiplied by the Exchange
    Ratio of .50 of a share of Regions Common Stock for each share of SB&T Common Stock.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of .50 of a share of Regions Common Stock for each share of SB&T Common Stock.

SELECTED FINANCIAL DATA

    The following tables present certain selected historical financial information for Regions and SB&T. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and SB&T incorporated by reference or included herein. See "Documents Incorporated by Reference."


Selected Historical Financial Data of Regions
                                                               YEAR ENDED DECEMBER 31,
                                                               ----------------------
                                           1996           1995            1994            1993            1992
                                           ----           ----            ----            ----            ----
                                               (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income..............    $1,386,122   $ 1,259,600     $   991,693     $   746,544     $   737,094
  Total interest expense ............       685,656       635,336         436,157         296,195         324,420
  Net interest income................       700,466       624,264         555,536         450,349         412,674
  Provision for loan losses..........        29,041        30,271          20,580          24,695          39,367
  Net interest income after
       loan loss provision...........       671,425       593,993         534,956         425,654         373,307
  Total noninterest income excluding
       security gains (losses).......       217,624       187,830         171,705         169,318         147,943
  Security gains (losses)............         3,115          (424)            344             831           2,417
  Total noninterest expense..........       553,801       487,461         442,376         383,130         343,279
  Income tax expense.................       108,677        96,109          84,109          66,169          56,405
  Net income.........................       229,686       197,829         180,520         146,504         123,983

PER SHARE DATA:
  Net income.........................    $     3.70   $      3.21     $      3.10     $      2.81     $      2.42
  Cash dividends.....................          1.40          1.32            1.20            1.04             .91
  Book value.........................         25.52         23.38           21.26           19.85           17.13

OTHER INFORMATION:
  Average number of shares outstanding       62,136        61,670          58,206          52,153          51,192

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets.......................   $18,930,175   $16,851,774     $15,810,076     $13,163,161     $10,457,676
  Securities.........................     3,870,595     3,863,781       3,346,291       2,993,417       2,255,732
  Loans, net of unearned income......    13,311,172    11,542,311      10,855,195       8,430,931       6,657,557
  Total deposits.....................    15,048,336    13,497,612      12,575,593      11,025,376       8,923,801
  Long-term debt.....................       447,269       632,019         599,476         525,820         151,460
  Stockholders' equity...............     1,598,726     1,429,253       1,286,322       1,106,361         886,116

PERFORMANCE RATIOS:
  Return on average assets(5)........          1.29%         1.21%           1.27%           1.38%           1.29%
  Return on average stockholders'
       equity(5).....................         15.19         14.29           15.26           15.76           15.04
  Net interest margin................          4.27          4.21            4.37            4.77            4.85
  Efficiency (1)(5)..................         59.44         58.79           59.44           60.23           59.62
  Dividend payout....................         37.84         41.12           38.71           37.01           37.60

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income........           .15%          .17%            .19%            .23%            .36%
  Problem assets to net loans and
       other real estate (2).........           .56           .59             .75            1.12            1.29
  Nonperforming assets to net loans
       and other real estate (3).....           .76           .68             .80            1.28            1.39
  Allowance for loan losses to loans,
       net of unearned income........          1.32          1.38            1.32            1.48            1.51
  Allowance for loan losses to
       nonperforming assets (3)......        173.65        202.55          164.48          115.88          107.97

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets................          8.49%         8.44%           8.35%           8.76%           8.60%
  Average loans to average deposits..         85.90         86.12           79.90           76.41           71.59
  Tier 1 risk-based capital (4)......         10.81         11.14           10.69           11.13           11.68
  Total risk-based capital (4).......         13.59         14.61           14.29           13.48           14.44
  Tier 1 leverage (4)................          7.44          7.49            8.21           10.11            8.44

-------------------------------------
  (1) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (2) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (3) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (4) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.
  (5) Ratios for 1996 excluding $19.0 million in after-tax charges for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity 16.45%, Return on average total assets 1.40%, and Efficiency 56.16%.

Selected Historical Financial Data of SB&T

                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                        1996           1995           1994          1993          1992
                                                        ----           ----           ----          ----          ----
                                                                 (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income . . . . . . . . . .       $    10,995    $     9,909    $     7,603     $    5,460      $    4,474
Total interest expense  . . . . . . . . .             5,366          4,710          3,048          2,099           1,939
Net interest income . . . . . . . . . . .             5,629          5,199          4,555          3,361           2,535
Provision for loan losses . . . . . . . .                20              0              0              0               0
Net interest income after
  loan loss provision . . . . . . . . . .             5,609          5,199          4,555          3,361           2,535
Total noninterest income excluding
  security gains (losses) . . . . . . . .             1,009          1,062            943          1,163             509
Security gains (losses) . . . . . . . . .                 0              0              0            189             474

Total noninterest expense . . . . . . . .             3,826          3,891          3,578          3,018           2,277
Income tax expense  . . . . . . . . . . .               896            751            620            545             414
Net income  . . . . . . . . . . . . . . .             1,896          1,618          1,300          1,150             828

PER SHARE DATA:
Net income  . . . . . . . . . . . . . . .       $      1.85    $      1.58    $      1.27     $     1.14      $      .84
Cash dividends  . . . . . . . . . . . . .               .30            .28            .28            .45             .00
Book value  . . . . . . . . . . . . . . .             10.42           8.83           7.16           6.57            5.87

OTHER INFORMATION:
Average number of shares outstanding  . .             1,021          1,021          1,021          1,006             985

STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets  . . . . . . . . . . . . . .       $   144,923    $   131,005    $   111,316     $   92,144      $   61,308
Securities  . . . . . . . . . . . . . . .            43,665         43,063         38,490         38,140          22,351
Loans, net of unearned income . . . . . .            79,654         63,692         61,133         42,608          29,578
Total deposits  . . . . . . . . . . . . .           131,671        119,511        102,278         84,198          54,475
Stockholders' equity  . . . . . . . . . .            10,631          8,993          7,300          6,694           5,780

PERFORMANCE RATIOS:
Return on average assets  . . . . . . . .              1.35%          1.30%          1.27%          1.55%           1.38%
Return on average stockholders'
  equity  . . . . . . . . . . . . . . . .             19.24          19.66          19.35          18.61           14.79
Net interest margin . . . . . . . . . . .              4.38           4.54           4.82           4.94            5.04
Efficiency (1)  . . . . . . . . . . . . .             56.68          61.41          66.03          65.93           74.43
Dividend payout . . . . . . . . . . . . .             16.13          17.41          21.65          39.47             .00

ASSET QUALITY RATIOS:
Net charge-offs to average loans,
  net of unearned income  . . . . . . . .              (.03)%          .05%          (.22)%          .22%            .48%
Problem assets to net loans and
  other real estate (2) . . . . . . . . .               .70           1.42            .58            .96            1.80
Nonperforming assets to net loans
  and other real estate (3) . . . . . . .               .70           1.43            .58            .96            1.80
Allowance for loan losses to loans,
  net of unearned income  . . . . . . . .              1.36           1.63           1.75           2.25            3.45
Allowance for loan losses to
  nonperforming assets (3)  . . . . . . .            192.20         112.42         303.68         231.16          189.42

LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets  . . . . . . . . . . . .              7.03%          6.62%          6.58%          8.31%           9.32%
Average loans to average deposits . . . .             58.31          54.87          55.55          55.65           55.38
Tier 1 risk-based capital (4)   . . . . .             10.87          10.76           9.87          11.14           13.70
Total risk-based capital (4)  . . . . . .             12.00          12.01          11.12          12.39           14.95
Tier 1 leverage (4) . . . . . . . . . . .              7.24           6.79           6.75           7.35            9.23

----------------------
(1) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(2) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(3) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(4) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of SB&T Common Stock in connection with the solicitation by the SB&T Board of Directors of proxies for use at the Special Meeting, at which SB&T stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at :00 .m., local time, on _______, 1997, at the main offices of SB&T, located at 888 Concord Road, Smyrna, Georgia, 30080.

     SB&T stockholders are requested promptly to sign, date, and return the accompanying proxy card to SB&T in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

    Any SB&T stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to SB&T a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by SB&T before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to SB&T Corporation, 888 Concord Road, Smyrna, Georgia, 30080, Attention: Leonard W. Thomas, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of SB&T Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, SB&T is unaware of any other matter to be presented at the Special Meeting.

    Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of SB&T, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     SB&T stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

     SB&T's Board of Directors has established the close of business on _______, 1997, as the Record Date for determining the SB&T stockholders entitled to notice of and to vote at the Special Meeting. Only SB&T stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the SB&T Common Stock outstanding and entitled to vote at the Special Meeting is required in order to approve the Agreement. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. As of the Record Date, there were approximately _______ holders of 1,022,844 shares of SB&T Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by SB&T to beneficially own more than 5.0% of the outstanding shares of SB&T Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of SB&T."

    The presence, in person or by proxy, of a majority of the outstanding shares of SB&T Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of SB&T Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the SB&T Common Stock outstanding and entitled to vote at the Special Meeting.

    The directors and executive officers of SB&T and their affiliates beneficially owned, as of the Record Date, 575,346 shares (or approximately 56.25% of the outstanding shares) of SB&T Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of SB&T Common Stock. As of that date, no subsidiary of either SB&T or Regions held any shares of SB&T Common Stock in a fiduciary capacity for others.

                         DESCRIPTION OF THE TRANSACTION

    The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

    Each share of SB&T Common Stock (excluding any shares held by SB&T, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into .50 of a share of Regions Common Stock. The Exchange Ratio will be proportionately adjusted if Regions effects a proposed 2 for 1 stock split prior to the Effective Date. Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

    No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a SB&T stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last full trading day prior to the Effective Date.


TREATMENT OF SB&T OPTIONS

    The Agreement provides that all rights with respect to SB&T Common Stock pursuant to stock options or stock appreciation rights granted by SB&T under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Regions Common Stock, with the exercise price and number of shares of Regions Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio.

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND OF THE MERGER. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

     SB&T and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that SB&T could obtain a fair price for its stockholders. Accordingly, SB&T and Regions entered into negotiations which culminated in the Agreement.

     In early July 1996, a representative from Regions approached SB&T regarding its potential interest in merging with Regions. Following the initial inquiry, the directors executive committee decided any further discussion regarding a merger between SB&T and Regions should be initiated by Regions.

    Approximately two weeks after the initial contact, a representative of Regions again contacted the president of SB&T and requested that the directors and president of SB&T consider meeting with ranking officers of the Georgia Division of Regions to discuss any mutual interest regarding a merger. This meeting was held in July 1996 at the Regions offices in Gainesville, Georgia. The discussion centered around Regions' interest in growing its market share in Georgia by acquiring a bank with the outstanding record exhibited by SB&T.

    Following this meeting, members of the directors executive committee and the president of SB&T met with counsel and, upon advice of counsel, engaged an outside financial analysis and consulting firm to perform a financial analysis and evaluation of SB&T. This analysis and evaluation was authorized to give the directors of SB&T an expert outside opinion regarding SB&T.

    The financial evaluation and analysis was completed in mid-August 1996 by The Carson Medlin Company, a well-respected, financial consulting firm headquartered in Raleigh, NC. A representative of Carson Medlin attended SB&T's regularly scheduled Board meeting on August 15, 1996. Details of the study were explained with extensive discussion by the Board of Directors. The Board again determined that any contact regarding a merger or an acquisition should be initiated by Regions. At this meeting, the Board also appointed a negotiating committee of four directors and the president of SB&T to represent the Board of Directors and stockholders of SB&T at any future meetings with Regions representatives.

    In early October 1996, representatives of Regions contacted SB&T requesting another meeting to discuss the possibility of SB&T's merging into Regions. The negotiating committee met with Regions representatives and discussed the benefits that could result from such a merger to both organizations, their stockholders, officers and employees. Pricing was also a major consideration on both sides. This issue was discussed and while no formal offer was presented by either side, a representative from Regions made what was termed to be an "informal offer." Later in October 1996, Regions again contacted representatives of SB&T to ask if a meeting could be scheduled with representatives from Regions that would include a regional president of Regions being in attendance. At this meeting, representatives of Regions again expressed their desire to reach a merger agreement with SB&T. Again the benefits to all parties involved were discussed. Pricing was also discussed, with representatives of Regions making a new informal offer which was somewhat above the first offer made at the prior meeting.

    At the Board of Directors' meeting held in October 1996, the full Board was given a report detailing the negotiating committee's meetings with the Regions representatives. The majority of the directors attending this meeting felt it was not in the best interest of SB&T and its shareholders to accept or reply to the informal offer last made by the Regions' representatives.

    At the request of representatives from Regions, a meeting was held with representatives from SB&T during the first week in November 1996 to discuss, once more, the possibility of a proposed merger. Again, issues concerning the benefits of a merger were discussed at length. After discussion related to pricing, SB&T stated that the negotiating committee would not recommend an exchange ratio of less than one-half share of Regions Common Stock for each share of SB&T Common Stock. The meeting adjourned with no formal agreement being reached but SB&T understood that Regions would entertain a transaction based upon the proposed exchange ratio.

    At the regularly scheduled meeting of the Board of Directors of SB&T held in November 1996, the full Board of Directors was made aware of what had transpired between SB&T's negotiating committee and Regions' representatives. All matters including pricing were discussed, and it was decided by the full Board of Directors that based on the outside evaluation and analysis performed on SB&T in August 1996, the proposed exchange ratio represented a good offer and that, along with the other benefits that a merger with Regions would bring to SB&T's employees and customers, a vote to tentatively accept or reject the offer should be made by the Board of Directors. It was understood that any acceptance would be subject to full review of any definitive agreement or letter of intent offered by Regions. The Board of Directors of SB&T then unanimously voted to accept the proposed exchange ratio.

    At the regularly scheduled Board of Directors meeting of SB&T held on December 19, 1996, a definitive agreement providing for the merger of SB&T into Regions was reviewed by SB&T's legal counsel with the Board. Thereafter, the agreement was unanimously approved by the Board of Directors of SB&T.


     SB&T'S REASONS FOR THE MERGER. In approving the Merger, the directors of SB&T considered a number of factors. Without assigning any relative or specific weights to the factors, the SB&T Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of SB&T concerning the business, operations, earnings, asset quality, and financial condition of SB&T, including compliance with regulatory capital requirements on an historical and prospective basis;

    (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of SB&T Common Stock;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of SB&T Common Stock for Regions Common Stock for federal and state income tax purposes;

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

    (e) The report of SB&T's financial advisor reviewing a comparison of SB&T to selected peer financial institutions, premiums paid in other merger transactions, a mark-to-market analysis of SB&T, and a discounted cash flow analysis of SB&T;

    (f) the alternatives to the Merger, including remaining an independent institution in light of the current economic conditions of SB&T's market and its competitive disadvantages compared to the larger financial institutions operating in the market;

    (g) the competitive and regulatory environment for financial institutions generally;

    (h) Regions' ability to provide comprehensive financial services through the Bank to its market.

    The terms of the Merger were the result of arms-length negotiations between representatives of SB&T and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of SB&T unanimously approved the Merger as being in the best interests of SB&T and its stockholders. Each member of the Board of Directors of SB&T has agreed to vote such member's shares in favor of the Merger.

    SB&T's Board of Directors unanimously recommends that SB&T stockholders vote for approval of the Agreement.

    REGIONS' REASONS FOR THE MERGER. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

    (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of SB&T on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,
(ii) the demographic, economic, and financial characteristics of the markets in which SB&T operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of SB&T; and

    (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

OPINION OF SB&T'S FINANCIAL ADVISOR

    The Board of Directors of SB&T retained Carson Medlin to act as its financial advisor in connection with a potential acquisition of SB&T, pusuant to an engagement letter dated July 9, 1996. As part of that engagement, Carson Medlin has rendered its opinion as to the fairness of the Exchange Ratio resulting from the terms of the Merger to the stockholders of SB&T from a financial point of view. Carson Medlin will be compensated for its services. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities, including mergers and acquisitions.

    Carson Medlin delivered its opinion on April xx, 1997 to the Board of Directors of SB&T stating that the Exchange Ratio resulting from the terms of the Merger is fair to the stockholders of SB&T, from a financial point of view. Carson Medlin subsequently confirmed such opinion in writing as of the date of this Proxy Statement/Prospectus. The full text of Carson Medlin's written opinion dated the date of this Proxy Statement/Prospectus is attached as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitations on the review undertaken by Carson Medlin in connection therewith. The consideration to be received by SB&T stockholders in connection with the Merger is the result of negotiations between SB&T and Regions. Carson Medlin's opinion is addressed to SB&T's Board only, and the opinion does not constitute a recommendation to any SB&T stockholder as to how such stockholder should vote at the SB&T Special Meeting or as to any other matter. The summary of the opinion of Carson Medlin set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached as Appendix B.


    Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of SB&T or Regions, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of SB&T and Regions, and that such projected financial results will be realized in the amounts and at the times contemplated thereby. Carson Medlin is not expert in the evaluation of loan portfolios, underperforming or nonperforming assets, net charge-offs of such assets or the adequacy of allowances for losses with respect thereto; has not reviewed any individual credit files; and has assumed that the loan loss allowances for each of SB&T and Regions are in the aggregate adequate to cover such losses. Carson Medlin assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions as in effect on the date of its analysis, and on information made available to it dated as of various earlier dates.

    In connection with rendering its opinions, Carson Medlin performed a variety of financial analyses. The preparation of a fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinions. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of SB&T and Regions and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

    In connection with rendering its opinion dated the date hereof, Carson Medlin reviewed (i) the Agreement; (ii) the annual reports to stockholders of Regions, including audited financial statements for the five years ended December 31, 1996; (iii) the annual reports to stockholders of SB&T, including audited financial statements for the five years ended December 31, 1996; (iv) the Proxy Statement of SB&T dated February 15, 1996 for the annual meeting of the stockholders of SB&T held on March 21, 1996; (v) the Proxy Statement of Regions dated April 1, 1997 for the annual meeting of the stockholders of Regions to be held on May 14, 1997; (vi) interim financial statements of SB&T through February 28, 1997; (vii) a preliminary copy of the Proxy Statement/Prospectus prepared in connection with a special meeting of the stockholders of SB&T to consider the Merger; and (viii) certain other financial and operating information with respect to the business, operations and prospects of Regions and SB&T.

    Carson Medlin also (i) held discussions with members of the senior management of SB&T and Regions regarding their respective historical and current business operations, financial conditions and future prospects; (ii) reviewed the historical market prices and trading activity for the common stocks of Regions and SB&T and compared them with those of certain publicly traded companies which it deemed to be relevant; (iii) compared the results of operations of SB&T and Regions with those of certain publicly traded companies which it deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations;
(v) analyzed the pro forma financial impact of the Merger on Regions; and (vi) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

    The following is a summary of the principal analyses performed by Carson Medlin in connection with its opinion.

    Summary of Transaction Consideration. Carson Medlin reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Carson Medlin reviewed the implied value of the consideration offered based upon the $60.00 per share closing price of Regions Common Stock on March 25, 1997 which showed that the implied value of the proposed transaction was approximately $30.00 per share of SB&T Common Stock, representing a 150% premium to the last reported trade of SB&T Common Stock (on July 16, 1996), or a total transaction value of approximately $30.7 million. Carson Medlin calculated that as of March 25, 1997 the aggregate transaction value represented 288% of SB&Ts stated book value at December 31, 1996 pro forma, adjusted for the conversion of stock options, 16.2 times SB&Ts 1996 earnings, an 18.3% premium on SB&Ts December
31, 1996 core deposits (defined as the aggregate transaction value minus stated book value, as a percentage of core deposits) and 21.2% of the total assets of SB&T at December 31, 1996.

    Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 15 selected Georgia bank mergers announced between July 1995 and January 1997 in which the acquired banks had total assets of from $39 million to $7.4 billion (the "Comparable Transactions"). The Comparable Transactions are (acquiree/acquiror): Bank of Heard County/First National Bancorp; Enterprise National Bank/Regions Financial Corporation; Metro Financial Corporation/Regions Financial Corporation; Bank South/NationsBank Corporation; First Gwinnett Bancshares/Regions Financial Corporation; Commercial Bancorp-Georgia/Colonial BancGroup; Central Bankshares/ABC Bancorp; First National Bancorp/Regions Financial Corporation; Middle Georgia Bank/First Liberty Financial; Rockdale Community Bank/Regions Financial Corporation; Allied Bankshares/Regions Financial Corporation; First National Financial/ABC Bancorp; Dalton/Whitfield Bankshares/Colonial BancGroup; FNB Bankshares/First Banking Company of Southeast Georgia; and First Bankshares/Regions Financial Corporation. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to the then recently reported annual earnings, stated book values, total assets and core deposits.

    On the basis of the Comparable Transactions, Carson Medlin calculated a range of purchase prices as a percentage of stated book value for the Comparable Transactions from a low of 161.7% to a high of 238.2%, with a mean of 196.4%. These transactions indicated a range of values for SB&T from $16.82 per share to $24.77 per share, with a mean of $20.43 per share (based on SB&T's stated book value of $10.40 per share at December 31, 1996, adjusted for the pro forma exercise of stock options). The aggregate consideration implied by the terms of the Merger is approximately $30.00 per share or 288% of adjusted book value, which is above the high end of the range for the Comparable Transactions.

    Carson Medlin calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions from a low of 10.6 times to a high of
21.5 times, with a mean of 16.0 times. These transactions indicated a range of values for SB&T from $19.72 to $39.99 per share, with a mean of $29.76 per share (based on SB&T's 1996 earnings of $1.86 per share). The aggregate consideration implied by the terms of the Merger is approximately $30 per share or 16.2 times earnings, which is slightly above the mean for the Comparable Transactions.

    Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values from a low of 7.9% to a high of 25.2%, with a mean of 14.0%. The premium on SB&T's core deposits implied by the terms of the Agreement is 18.3%, above the mean for the Comparable Transactions.

    Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 13.8% to a high of 29.5%, with a mean of 19.7%. The aggregate consideration as a percentage of total assets implied by the terms of the Merger is approximately 21.2%, which is above the mean for the Comparable Transactions.

    Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of SB&T to those of 53 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(tm), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $97 million to

$2.1 billion and in shareholders' equity from approximately $8.4 million to $215.6 million. Carson Medlin considers this group of financial institutions more comparable to SB&T than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, the profitability, capitalization, and asset quality of SB&T to those of the SIBR Banks. Carson Medlin noted that (i) SB&T had a return on average assets (ROA) for the year ended December 31, 1996 of 1.35% compared to 1.22% on average for the SIBR Banks; (ii) SB&T had a return on average equity (ROE) for the year ended December 31, 1996 of 19.2% compared to 12.3% on average for the SIBR Banks;
(iii) SB&T had common equity to total assets at December 31, 1996 of 7.3% compared to 9.7% on average for the SIBR Banks; and (iv) SB&T's non-performing assets (defined as loans 90 days past due, nonaccrual loans and other real estate) to total loans net of unearned income and other real estate at December 31, 1996 of 0.69% compared to 1.05% for the SIBR Banks. This comparison indicated that SB&T's financial performance was better than that of the SIBR Banks for most of the factors considered.

    Carson Medlin also compared selected operating results of Regions to those of 8 other publicly-traded southeastern United States mid-size regional bank holding companies with assets between $4.2 and $26.2 billion (the "Peer Banks"). The Peer Banks include: AmSouth Bancorporation, The Colonial BancGroup, Inc., Compass Bancshares, Inc., First American Corporation, First Tennessee National Corporation, National Commerce Bancorporation, SouthTrust Corporation, and Union Planters Corporation. Carson Medlin considers this group of southeastern financial institutions comparable to Regions as to financial characteristics, stock price performance and stock trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, and profitability ratios at or for the year ended
December 31, 1996 and stock market data as of March 25, 1997. This comparison showed, among other things, that (i) Regions' net interest margin was 4.27% compared to a mean of 4.06% and a median of 4.02% for the Peer Banks; (ii) Regions' efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and taxable equivalent net interest income before provision for loan losses) was 56.2% compared to a mean of 59.3% and a median of 59.6% for the Peer Banks; (iii) Regions' ROA was 1.29% compared to a mean of 1.19% and a median of 1.19% for the Peer Banks; (iv) Regions' ROE was 15.2% compared to a mean of 16.0% and a median of 16.4% for the Peer Banks; (v) Regions' stockholders' equity to total assets was 8.45% compared to a mean of 7.44% and a median of 7.38% for the Peer Banks; (vi) Regions' nonperforming assets to total assets were 0.53% compared to a mean of 0.48% and a median of 0.56% for the Peer Banks; (vii) Regions' loan loss reserves to nonperforming assets was 174% compared to a mean of 336% and a median of 200% for the Peer Banks; and (viii) at March 25, 1997, Regions' market capitalization was $3.8 billion compared to the Peer Banks which ranged from a low of $0.8 billion to a high of $3.9 billion. This comparison indicated that Regions' financial performance is generally above average in comparison to the Peer Banks.

    No company or transaction used in the preceding Industry Comparative or Comparable Transaction Analyses is identical to SB&T, Regions or the contemplated Merger. Accordingly, evaluating the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of SB&T, Regions and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

    Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by SB&T and Regions to the combined institution based on (i) balance sheet data at December 31, 1996, and (ii) income statement data for the year ended December 31, 1996. The income statement and balance sheet components analyzed included total assets, total loans, total deposits, shareholders' equity, and 1996 net income. This analysis showed that, while SB&T shareholders would own approximately 0.81% of the aggregate outstanding shares of the combined institution based on the Exchange Ratio, SB&T is contributing 0.76% of total assets, 0.59% of total loans (net), 0.87% of total deposits, 0.66% of shareholders' equity, and 0.82% of annual net income.

    Present Value Analysis. Carson Medlin calculated the present value of SB&T's stock assuming that SB&T remains an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of SB&T's future earnings thru the year 2001. The analysis assumes that SB&T would continue to pay a dividend of approximately 16% of projected net income, and that SB&T common stock would be sold at the end of 5 years at 16X projected fifth year earnings. This value was then discounted at annual rates of 13% through 15%. These rates were selected to reflect the rates that investors in securities such as the common stock of SB&T would require. On the basis of these assumptions, Carson Medlin calculated that the present value of SB&T as an independent bank ranged from $27.27 per share to $29.72 per share. The aggregate consideration implied by the terms of the Agreement is approximately $30.00 per share which falls above the high end of the range of the present value analysis. Carson Medlin noted that the present value analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    Stock Trading History. Carson Medlin reviewed and analyzed the historical trading prices and volumes for Regions Common Stock on a monthly basis from December 1992 to March 1997. Carson Medlin also compared price performance of Regions Common Stock during this period to the Standard and Poor's 500 Index and the NASDAQ Bank Index.

    This analysis showed that for the five-year period ending December 31, 1996, the increase in the market value of Regions Common Stock (including the reinvestment of cash dividends) was 224% compared to an increase (including dividend reinvestment) in the Standard and Poor's 500 index of 203% and an increase of 326% in the NASDAQ Bank Index.

    During the four quarters ending December 31, 1996, the ratio of stock price to trailing 12 months earnings per share for the Peer Banks was: a low of 11.8 times, a high of 14.5 times, and a mean of 12.9 times. For the same periods, Regions' price to earnings ratio ranged from a low of 11.7 times to a high of
14.2 times with a mean of 12.8 times. Regions Common Stock has traded on average at a lower price to earnings ratio than the Peer Banks.

    During the four quarters ending December 31, 1996, the stock price as a percentage of book value for Peer Banks was: a low of 183%, a high of 222%, and a mean of 199%. For the same periods, Regions' price to book ratio ranged from a low of 177% to a high of 208% with a mean of 196%. Regions Common Stock has traded on average at a lower price to book value basis compared to the Peer Banks.

    Carson Medlin also examined the recent trading volume in Regions Common Stock, which trades on the NASDAQ National Market, with that of the Peer Banks. During the four quarters ending December 31, 1996, the monthly trading volume of outstanding shares of the Peer Banks ranged from a low of 3.5% to a high of 5.2% with a mean of 4.5%. Regions' quarter end monthly trading volume to outstanding shares ranged from a low of 2.5% to a high of 7.6% with a mean of 4.8%. Carson Medlin considers Regions Common Stock to be liquid and marketable in comparison with these Peer Banks and other major bank holding companies.

    To the extent available, Carson Medlin also examined the trading prices and volumes of SB&T Common Stock. SB&T Common Stock is closely held, trades infrequently, and is generally considered to be illiquid, consequently Carson Medlin placed little weight on the market price of SB&T Common Stock.

    Shareholder Claims Analysis. Carson Medlin compared the ownership of one share of SB&T Common Stock to the ownership of 0.50 shares of Regions
Common Stock (as implied by the terms of the Merger Agreement) from the perspective of claims on various balance sheet and income statement variables. Assuming a Regions Common Stock Price of $60.00 per share, Carson Medlin found that SB&T stockholders would have a claim to $1.83 per SB&T share of pro forma 1996 earnings after consummation of the Merger versus $1.85 (adjusted for the pro forma exercise of SB&T stock options) without the Merger and $150.99 per SB&T share in total assets compared to $141.69 without the Merger. Furthermore, SB&T stockholders would have a claim to $12.74 in December 31, 1996 pro forma book value per SB&T share compared to $10.39 before the Merger and market value per SB&T share of $30.00 per SB&T share compared to a reported $12.00 before the Merger. Furthermore, SB&T stockholders would be expected, assuming continuation of Regions' recent dividend rate, to receive cash dividends at the annual rate of $0.70 per SB&T share after the Merger versus $0.30 per SB&T share prior to the Merger. In view of this comparison, Carson Medlin concluded that 0.50 shares of Regions Common Stock is likely to be worth more than one share of SB&T Common Stock at the date of consummation of the Merger.

    Other Analyses. Carson Medlin also reviewed selected investment research reports on and earnings estimates for Regions. In addition, Carson Medlin performed a dilution analysis.

    The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of SB&T or Regions could materially affect the assumptions used in preparing the opinion.


EFFECTIVE DATE OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and SB&T, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of SB&T stockholders.

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and SB&T anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the second quarter of 1997. However, delays in the consummation of the Merger could occur.

    The Board of Directors of either Regions or SB&T generally may terminate the Agreement if the Merger is not consummated by September 30, 1997, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

    Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of SB&T a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of SB&T Common Stock for certificates representing shares of Regions Common Stock.

     SB&T STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for SB&T Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of SB&T Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, SB&T stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of

Regions Common Stock the number of whole shares of Regions Common Stock into which their SB&T Common Stock has been converted, regardless of whether such stockholders have surrendered their SB&T Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered SB&T certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

    The stock transfer books of SB&T will be closed at the effective time of the Merger and after the Effective Date, there will be no transfers of shares of SB&T Common Stock on SB&T's stock transfer books. If certificates representing shares of SB&T Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) approval from the Federal Reserve and the Georgia Department, and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, Regions would not, in its reasonable judgment have entered into the Agreement;

    (b) the approval by the holders of requisite number of shares of SB&T Common Stock;

    (c) the absence of any action by any court or governmental or regulatory authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

    (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of SB&T Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to SB&T stockholders, except to the extent of any cash received; and

    (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

    Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including generally, among others: (i) the delivery by Regions and SB&T of opinions of their respective counsel opining generally as to the corporate authority, existence, and ownership of the respective party; (ii) certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement; (iii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; (iv) the receipt of a letter from Regions' independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment; and (v) the execution by B.J. Alexander, President of the Bank, of a new employment agreement on terms reasonably acceptable to Regions.

REGULATORY APPROVALS

    The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

    Regions and SB&T are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

    The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

    The Merger also is subject to the approval of the Georgia Department. In its evaluation, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and SB&T approved by their respective Boards of Directors; provided, however, that after approval by the SB&T stockholders, no amendment that pursuant to the Georgia Act requires further approval of the SB&T stockholders, including decreasing the consideration to be received by SB&T stockholders, may be made without the further approval of such stockholders.

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by SB&T stockholders, under certain circumstances, including:

    (a) by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, provided that the terminating party is not then in material breach of any provision of the Agreement, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under "--Conditions to Consummation of the Merger" above;

    (b) by the Board of Directors of either party, if the holders of the requisite number of shares of SB&T Common Stock shall not have approved the Agreement;

    (c) by mutual consent of the Boards of Directors of Regions and SB&T;

    (d) by the Board of Directors of either party, in the event of a breach by the other party of any provision of the Agreement which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party; or

    (e) by the Board of Directors of either party if the Merger shall not have been consummated by September 30, 1997, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

    If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

    Each of SB&T and Regions generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement in all material respects and to consummate the Merger or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. Provided generally that Regions and its subsidiaries shall not be prevented from discontinuing or disposing of any of its assets or business, or from acquiring or agreeing to acquire any other person or any assets thereof, if such action is, in the judgement of Regions,
desirable in the conduct of the business of Regions and its subsidiaries.   In
addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either SB&T or Regions prior to consummation of the Merger, as described below.

     SB&T. SB&T generally has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions. Those actions generally include, without limitation: (i) amending the Articles of Incorporation or Bylaws or other governing instrument of SB&T and its subsidiaries; (ii) incurring, guaranteeing, or otherwise become responsible for any additional debt or other obligation for borrowed money (other than indebtedness among SB&T and its subsidiaries) in excess of an aggregate amount outstanding at any time of $100,000 (for SB&T and its subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practices (as described in the Agreement) or forgiving any such indebtedness in excess of $25,000 except as previously disclosed to Regions; (iii) acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares, or any securities convertible into shares, of its capital stock or paying any dividend or other distribution in respect of its capital stock, except that SB&T may, but shall not be legally obligated to, declare and pay regular annual cash dividends at a rate not in excess of $.30 per share; (iv) issuing, encumbering, or selling any additional shares of any SB&T capital stock, any rights to acquire any such stock, or any security convertible into such stock, except pursuant to the exercise of stock options outstanding as of the date of the Agreement; (v) adjusting, splitting, combining, or reclassifying any of its capital stock or the capital stock of any subsidiary; (vi) disposing of or encumbering any shares of capital stock of any SB&T subsidiary or any assets having an aggregate book value in excess of $100,000, other than in the ordinary course of business for reasonable and adequate consideration; (vii) acquiring direct or indirect control over or investing in the equity securities of any other person, other than under circumstances set forth in the Agreement;
(viii) granting any increase in compensation or benefits to employees, officers, or directors (except in accordance with past practice or previously approved by the SB&T Board of Directors, in each case as previously disclosed to Regions or as required by law), paying any severance pay or bonus (except pursuant to the provisions of any applicable program or plan adopted by the SB&T Board of Directors prior to the date of the Agreement previously disclosed to Regions), entering into or amending any severance agreements with officers of SB&T or any of its subsidiaries or except as previously disclosed to Regions, or granting any increase in fees or other increases in compensation or other benefits to directors of SB&T or any of its subsidiaries; (ix) except as previously disclosed to Regions, entering into or amending any employment contract that it does not have the unconditional right to terminate (unless such amendment is required by law); (x) except as previously disclosed to Regions, adopting any new employee benefit plan or program, or materially changing any existing plan or program (except for any change required by law or a change which, in the opinion of counsel, is necessary to maintain the tax qualified status of any such plan); (xi) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in generally accepted accounting principles ("GAAP"));
(xii) commencing or settling any litigation (except in accordance with past practices), or settling any litigation for money damages in excess of $25,000 or provided that, except to the the extent specifically reserved against in SB&T's financial statements dated prior to the date of the Agreement, neither SB&T or any of its subsidiaries shall settle any litigation involving any liability for money damages in excess of $25,000 or restrictions upon the operations of SB&T or any of its subsidiaries; or (xiii) except in the ordinary course of business, entering into or terminating any material contract or making any change in any material lease or contract, other than renewals of leases and contracts without material adverse changes of terms, or as previously disclosed to Regions.

    In addition, SB&T has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. SB&T also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, SB&T has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

    REGIONS. The Agreement prohibits Regions from amending its certificate of incorporation or bylaws in





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

any manner which is adverse to, and discriminates against, the holders of SB&T Common Stock.

MANAGEMENT FOLLOWING THE MERGER

    Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Agreement generally provides that Regions will, and will cause SB&T to, indemnify each person entitled to indemnification from SB&T or any of its subsidiaries to the full extent permitted by the Georgia Act and the Articles of Incorporation and Bylaws of SB&T or any of its subsidiaries as of the date of the Agreement, as the case may be, for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

    The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of SB&T and its subsidiaries who, at or after the Effective Date, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with SB&T or its subsidiaries prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause SB&T to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between SB&T or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under SB&T's benefit plans.

    As described above under "--Treatment of SB&T Options," the Agreement also provides that all rights with respect to SB&T Common Stock pursuant to stock options or stock appreciation rights granted by SB&T under its stock option and other stock-based compensation plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with its terms.

    As of the Record Date, directors and executive officers of SB&T owned 1,338 shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

    Pursuant to the provisions of Chapter 2, Article 13 of the Georgia Act, if the Merger is consummated, any holder of record of SB&T Common Stock who (i) gives to SB&T, prior to the vote at the Special Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Date, excluding any appreciation or depreciation in anticipation of the Merger.

    A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies SB&T in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders.

    The written objection requirement referred to above will not be satisfied under the Georgia statutory





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

provisions by merely voting against approval of the Agreement by proxy or in person at the Special Meeting. Any holder of SB&T Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights of appraisal. In addition to not voting in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

    Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: SB&T Corporation, 888 Concord Road, Smyrna, Georgia, 30080, Attention: Corporate Secretary.

    If the Merger is authorized at the Special Meeting, SB&T must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of SB&T Common Stock who have satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Date and must (i) state where the demand for payment must be sent and where and when certificates for shares of SB&T Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which SB&T must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of Article 13 of the Georgia Act.

    A stockholder of record who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A record stockholder who does not demand payment or deposit such holder's shares certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under
Article 13.

    Except as described below, the surviving corporation resulting from the Merger must, within ten days of the later of the Effective Date or receipt of a payment demand, offer to pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Date. Such offer of payment must be accompanied by (i) certain recent SB&T financial statements, (ii) the surviving corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Act, and (v) a copy of the Article 13 of the Georgia Act. If the stockholder accepts the surviving corporation's offer by written notice to the surviving corporation within 30 days after the surviving corporation's offer, or is deemed to have accepted the offer by failing to respond within 30 days, payment must be made within 60 days after the later of the making of the offer or the Effective Date.

    If the Merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, SB&T must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the surviving corporation must send a new Dissenter's Notice and repeat the payment demand procedure described above.

    Section 14-2-1327 of the Georgia Act provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or
(ii) SB&T, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 14-2-1327 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares. If the surviving corporation does not offer payment within ten days of the later of the Effective Date or receipt of a payment demand, then (i) the stockholder may demand the financial statements and other information required to accompany the surviving corporation's payment offer, and the surviving corporation must provide such information within ten days after receipt of the written demand, and (ii) the stockholder may notify the surviving corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

    If a demand for payment under Section 14-2-1327 remains unsettled, the surviving corporation must commence a nonjury equity valuation proceeding in the Superior Court of Cobb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting stockholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

    The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by
Article 13 of the Georgia Act.

    If the court finds that the services of attorneys for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting stockholders who were benefitted. No action by any dissenting stockholder to enforce dissenters' rights may be brought more than three years after the Effective Date, regardless of whether notice of the Merger and of the right to dissent was given by SB&T or the surviving corporation in compliance with the Dissenters' Notice and payment offer requirements.

    The foregoing is a summary of the material rights of a dissenting stockholder of SB&T but is qualified in its entirety by reference to Article 13 of the Georgia Act, included in Appendix B to this Proxy Statement/Prospectus. Any SB&T stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to SB&T stockholders, except as indicated above or otherwise required by law.

    Any dissenting SB&T stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY

HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

    A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and SB&T concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the Georgia Act, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. SB&T and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

    (b) The stockholders of SB&T will recognize no gain or loss upon the exchange of their SB&T Common Stock solely for shares of Regions Common Stock.

    (c) The basis of the Regions Common Stock received by the SB&T stockholders in the Merger will, in each instance, be the same as the basis of the SB&T Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

    (d) The holding period of the Regions Common Stock received by the SB&T stockholders will, in each instance, include the period during which the SB&T Common Stock surrendered in exchange therefor was held, provided that the SB&T Common Stock was held as a capital asset on the date of the exchange.

    (e) The payment of cash to SB&T stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

    (f) Where solely cash is received by a SB&T stockholder in exchange for SB&T Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's SB&T Common Stock, subject to the provisions and limitations of Section 302 of the Code.

    THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER. SB&T STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER FOREIGN STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts. See "Summary--Comparative Per Share Data."





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

EXPENSES AND FEES

    The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF REGIONS COMMON STOCK

    The Regions Common Stock to be issued to SB&T stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, SB&T (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

    Each person who SB&T reasonably believes will be an affiliate of SB&T has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    As a result of the Merger, holders of SB&T Common Stock will be exchanging their shares of a Georgia corporation governed by the Georgia Act and SB&T's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of SB&T stockholders and those of Regions stockholders. The differences deemed material by SB&T and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Georgia Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and SB&T's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

    The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations and Proposals," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

    Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

    The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

    Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 66,435,634 shares were issued at March 17, 1997, none of which were held as treasury shares. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

    The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

    SB&T. SB&T's authorized capital stock consists of 5,000,000 shares of SB&T Common Stock, which is the only class of capital stock authorized and of which 1,022,844 shares were issued and outstanding as of the Record Date.

    Pursuant to the Georgia Act, SB&T's Board of Directors may authorize the issuance of additional shares of SB&T Common Stock without further action by SB&T's stockholders. SB&T's Articles do not provide the stockholders of SB&T with preemptive rights to purchase or subscribe to any unissued authorized shares of SB&T Common Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

    Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

    The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

    SB&T. The Georgia Act generally provides that a Georgia corporation's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. SB&T's Articles do not provide a higher or lower voting requirement.

    SB&T's Bylaws provide that the Board of Directors has the power to alter, amend or repeal the Bylaws or adopt new Bylaws, but any Bylaws adopted by the Board of Directors may be altered, amended or repealed, and new Bylaws adopted, by the stockholders.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.





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

    The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

    Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

    SB&T. SB&T's Articles do not provide for a classified Board of Directors which means that all directors are elected annually by the stockholders to serve for one-year terms. In addition, SB&T's Articles do not provide for cumulative voting rights in the election of directors.

REMOVAL OF DIRECTORS

    Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

    SB&T. Pursuant to SB&T's Bylaws, the entire Board of Directors or any individual director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote in an election of directors. In addition, the Board of Directors may remove a director from office if such director is adjudicated an incompetent by a court, if the director is convicted of a felony, if the director files for protection from creditors under bankruptcy laws, if the director does not, within sixty days of his or her election, accept the office in writing or by attendance at a meeting of the Board of Directors and fulfill any other requirements for holding the office of director, or if the director fails to attend regular meetings of the Board of Directors for six consecutive meetings without having been excused by the Board of Directors.

LIMITATIONS ON DIRECTOR LIABILITY

    Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

    SB&T. The Georgia Act generally permits a corporation's articles of incorporation to relieve directors from liability for money damages for good faith conduct. The Articles provide that "no Director of the corporation shall have any liability to a shareholder or shareholders of the corporation to any extent greater than allowed as a business corporation incorporated under the provisions of Chapter 2 of Title 14, Uniform Code of Georgia Annotated . . . ."
This provision is intended to place limitations on director liability which are substantially similar to those applicable to Regions.

INDEMNIFICATION

    Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

    SB&T. SB&T's Bylaws provide that any person, the person's heirs, executors or administrators, may be indemnified or reimbursed by SB&T for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which the person shall be made a party by reason of the fact that the person is or was a director, trustee, officer, employee or agent of SB&T, or that the person is or was serving at the request of SB&T, in such position with another firm, corporation, trust or other organization or enterprise in substantially the same manner and with substantially the same effect as provided by Regions' Certificate.

SPECIAL MEETINGS OF STOCKHOLDERS

    Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

    SB&T. SB&T's Bylaws provide that special meetings of stockholders shall be called by SB&T upon written request by the holders of 25% or more of all the shares of SB&T which are entitled to vote in an election of directors. The Bylaws also provide that special meetings of the stockholders may be called at any time by a majority vote of the Board of Directors of SB&T.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

    SB&T. Under the Articles, no action requiring or permitting stockholder approval may be approved by written consent of stockholders.

STOCKHOLDER NOMINATIONS

    Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

    SB&T. SB&T's Bylaws provide for nomination by stockholders of individuals for election to the Board of Directors in substantially the same manner as is provided by Regions' Certificate and Bylaws, but with generally shorter time periods. Such nominations may be submitted by any three stockholders of SB&T holding an aggregate of not less than 3% of the SB&T Common Stock.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

    Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect
(i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

    SB&T. Neither SB&T's Articles nor Bylaws contain provisions regarding business combination transactions. Accordingly, the Georgia Act generally provides that such transactions require the approval by SB&T's Board of Directors and by a majority of the outstanding shares of SB&T Common Stock.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

    Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

    Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

    SB&T. Neither SB&T's Articles nor Bylaws provide that SB&T will be subject to the sections of the Georgia Act that place restrictions on certain business combinations.

DISSENTERS' RIGHTS OF APPRAISAL

    Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

    SB&T. The rights of appraisal of dissenting stockholders under Georgia law are generally similar to those afforded under the Delaware GCL. The provisions of the Georgia Act governing the rights of dissenting stockholders is included as Appendix C. For a summary of such provisions and the procedures to be followed by stockholders who desire to dissent from the Merger and receive the fair value of their shares of SB&T

Common Stock in cash, see "Description of the Transaction--Dissenting Stockholders."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

    Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

    SB&T. Pursuant to the Georgia Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, list of directors and officers, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect other corporate records.

DIVIDENDS

    Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

    SB&T. Pursuant to the Georgia Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. SB&T's Articles do not contain provisions concerning distributions to stockholders.


                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." SB&T Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices for SB&T Common Stock and the cash dividends declared per share of Regions Common Stock and SB&T Common Stock for the indicated periods. The prices indicated for SB&T are based on actual transactions in SB&T Common Stock of which SB&T management is aware; however, for the indicated period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in SB&T Common Stock in the indicated periods, and no assurance can be given that the indicated prices represent the actual market value of the SB&T Common Stock.

                                           REGIONS                                    SB&T
                                    PRICE RANGE                             PRICE RANGE
                                    -----------    CASH DIVIDENDS           -----------    CASH DIVIDENDS
                                                      DECLARED                                DECLARED
                                   HIGH      LOW     PER SHARE            HIGH        LOW    PER SHARE
                                   ----      ---     ---------            ----        ---    ---------
1995
First Quarter   . . . . . .      $36.50    $31.63       $.33             $ 8.00     $ 8.00         --
Second Quarter  . . . . . .       37.44     34.50        .33                 --         --         --
Third Quarter . . . . . . .       41.25     37.00        .33              10.00      10.00         --
Fourth Quarter  . . . . . .       44.88     39.63        .33               8.50       8.50      $.275

1996
First Quarter   . . . . . .       48.00     40.75        .35              10.00      10.00         --
Second Quarter  . . . . . .       48.38     42.25        .35                 --         --         --
Third Quarter . . . . . . .       48.63     43.63        .35              12.00      12.00         --
Fourth Quarter  . . . . . .       53.75     48.77        .35                 --         --        .30

1997
First Quarter . . . . . . .       61.88     51.38        .40                 --         --       .075
Second Quarter (through
    , 1997)   . . . . . . .

    On _______, 1997, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of SB&T Common Stock in the last known transaction, which occurred on July 16, 1996, were $_______ and $12.00, respectively. On December 19, 1996, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last known price of SB&T Common Stock, were $51.38 and $12.00, respectively.

    The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

    Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly Regions Bank in Alabama. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

    In 1996 and 1995, SB&T declared annual cash dividends of $.30 per share and $.28 per share, respectively. In 1997, SB&T began to declare quarterly cash dividends, beginning with a dividend of $.075 per share in March, 1997, and SB&T anticipates continuing to declare and pay quarterly dividends prior to consummation of the Merger. Whether dividends will actually be paid and the amount of such dividends, however, will depend on SB&T's capital position, its ability to meet its financial obligations as they become due, and its capacity to act as a source of financial strength to the Bank.

            SB&T MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS
                YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


GENERAL


    SB&T derives all of its income from its wholly owned subsidiary, the Bank.

    The Bank's results of operations are primarily affected by its net interest income. Net interest income is defined as interest and fees on loans and investments, less interest expense on deposits. Interest from loans and investments is a function of the average rates earned. The Bank's cost of funds is a function of the average rates paid on deposits. Service charges and other fees also affect income. The Bank's net income is further affected by the level of other expenses such as employee compensation and benefits, occupancy cost, advertising, and insurance.


RESULTS OF OPERATIONS

    SB&T reported consolidated net income of approximately $1,896,013 in 1996, $1,617,735 in 1995, and $1,300,024 in 1994. The improvement in net income each year was primarily attributable to continued growth in the loan portfolio. A provision for loan losses of $20,000 was made in 1996, compared to $0 in 1995 and $0 in 1994.

    Return on average assets was 1.35% and return on average stockholders' equity was 19.24% in 1996, compared to 1.30% and 19.66%, respectively, for 1995, and 1.27% and 19.35%, respectively, for 1994.


NET INTEREST INCOME

    Net interest income is the primary source of the Bank's earnings stream and represents the difference between interest income generated from earning assets and the interest expense paid on deposits and borrowed funds. The Bank reported net interest income of approximately $5,629,484 in 1996, $5,198,966 in 1995, and $4,555,080 in 1994. Net interest margin is net interest income as a percentage of total interest-earning assets. The difference between the yield on interest-earning assets and the rate paid on interest-bearing liabilities is the net interest spread. The Bank reported net interest margins of 4.38% for 1996, 4.54% for 1995, and 4.82% for 1994, and net interest spreads of 3.57% for 1996, 3.73% for 1995, and 4.15% for 1994.

    The following table represents the average balances of earning assets and interest-bearing liabilities of the Bank with their associated yields or rates as of December 31, 1996, 1995, and 1994.




(BALANCES IN THOUSANDS)                         1996                               1995                               1994
                                 --------------------------------------------------------------------------------------------------
                                  Average    Income/     Yield/    Average      Income/      Yield/    Average    Income/    Yield/
                                  Balance    Expense     Rate      Balance      Expense      Rate      Balance    Expense    Rate
                                  -------    -------     ----      -------      -------      ----      -------    -------    ----
EARNING ASSETS:

Investment Securities           $ 41,476     $ 2,348      5.66%     $ 39,345     $2,243       5.70%     $39,139    $2,191    5.60%

Loans, Net of
  Unearned Income                 74,475       7,984     10.72        63,057      6,962      11.04       51,410     5,251   10.21

Fed Funds Sold                    12,524         663      5.29        11,999        704       5.87        3,859       161    4.17
                                --------     -------     -----      --------     ------      -----      -------    ------   -----

  Total Earning Assets          $128,475     $10,995      8.56%     $114,401     $9,909       8.66%     $94,408    $7,603    8.05%
                                --------     -------     -----      --------     ------      -----      -------    ------   -----

INTEREST-BEARING LIABILITIES:

Money Market and
  Now Accounts                  $ 28,509     $   870      3.05%     $ 27,587     $  897       3.25%     $25,858    $  771    2.98%

Saving Deposits                    5,277         162      3.07         4,720        144       3.05        4,838       147    3.04

Certificates of
  Deposit                         73,899       4,334      5.86        63,268      3,669       5.80       47,488     2,130    4.49
                                --------     -------     -----      --------     ------      -----      -------    ------   -----

Total Interest-
  bearing funds                 $107,685     $ 5,366      4.98%     $ 95,575     $4,710       4.93%     $78,184    $3,048    3.90%
                                --------     -------     -----      --------     ------      -----      -------    ------   -----


Net Interest Income/Margin                   $ 5,629      4.38%                  $5,199       4.54%                $4,555   4.82%

Net Interest Spread                                       3.58%                               3.73%                         4.15%


         As shown, the Bank was able to increase net interest income in each of the last three years. The continued improvement in net interest income resulted from a strategy of leveraging capital and increasing loans.



NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         Income from sources other than interest-earning assets and excluding securities transactions is derived primarily from service charges and other fees on customer deposits and transactions, and mortgage fees. Non-interest income, excluding securities transactions, was approximately $1,008,715 in 1996 compared to $1,061,546 in 1995, and $942,496 in 1994. The decrease from 1995 to 1996 was due primarily to lower mortgage fees. The increase from 1994 to 1995 was due primarily to growth in the deposit base, increases in service charges on customer deposit accounts, and increased mortgage fees.

         Non-interest expense was approximately $3,826,376 in 1996, compared to $3,891,453 in 1995 and $3,578,340 in 1994. Non-interest expense declined in 1996 due to reduced salaries and employee benefits attributable to a reduction in mortgage loan operations in 1996. The increases in non-interest expense in 1995 and 1994 were primarily attributable to the growth of the Banks additional equipment, facilities, and personnel were necessary to serve the increased customer base.

In addition, in 1995, the Bank's facility in Macland/Powder Springs was opened, which contributed to increased operating expenses primarily in 1995 and 1996.


INCOME TAXES

         The Bank's effective tax rate was 32.09% in 1996, 31.71% in 1995, and 32.27% in 1994. The effective rate is less than the statutory rate primarily because of tax-free income provided from state and municipal bonds and the purchase of Treasuries and certain agency issues which are tax-free to Georgia banks.


FINANCIAL CONDITION

         The Bank's balance sheet has emphasized management's philosophy of increasing net interest income and return on equity through lending activities and leveraging capital. For the last three years, loans have grown from $61,133,290 at the end of 1994 to $79,654,496 at the end of 1996. Also during this time, average stockholders' equity to average assets has remained at sound levels of 7.03% for 1996, 6.62% for 1995 and 6.58% for 1994.


LOANS

         The Bank's loan portfolio consists primarily of commercial, construction and development, real estate, and installment loans. Net loans are defined as gross loans minus allowance for loan losses and unearned income or fees. Net loans were approximately $78,570,669 at December 31, 1996 compared to $62,650,926 at December 31, 1995 and $60,061,624 as of December 31, 1994. The increase in loans during these periods was due to increased loan demand and marketing efforts particularly in the real estate and commercial loan area.


MATURITY DISTRIBUTION OF LOANS

         The Bank's lending activities are weighted toward loans with maturities of, or which reprice in less than one year. This is why the Bank invests mainly in fixed rate maturity securities as an offset. The following table presents an analysis of the maturity distribution of the Bank's loan portfolio at December 31, 1996:

                        LOAN MATURITY/REPRICING SCHEDULE
                             (Dollars in thousands)
                              December 31, 1996


                                    LOANS

                 FIXED RATE LOAN MATURITIES:
                   3 MONTHS OR LESS                              $  8,279
                   3 THRU 12 MONTHS                                18,963
                   1 THRU 5 YEARS                                  22,133
                   OVER 5 YEARS                                     6,544
                                                                 --------
                     TOTAL FIXED RATE                              55,919

                 FLOATING RATE LOANS REPRICING:
                   QUARTERLY                                     $ 23,664
                   YEARLY                                              71
                                                                 --------
                     TOTAL FLOATING RATE                           23,735

                     TOTAL LOANS                                 $ 79,654
                                                                 --------


NON-PERFORMING ASSETS

         A "past due" loan is an accruing loan that is contractually past due 90 days or more as to principal or interest payments. Management classifies a loan as nonaccrual when it becomes apparent that the principal and/or interest is doubtful or when the loan becomes 90 days past due and is secured by collateral with sufficient realizable value to recover at least the principal. When a loan is placed on nonaccrual status, interest is no longer accrued or included in interest income and previously accrued income is reversed. A loan is restored to accrual status when all interest and principal payments are current and the borrower has demonstrated the ability to make payments of principal and interest as scheduled. Restructured loans include those for which there has been a reduction in the stated interest rate, extension of maturity, reduction in face amount of debt, or reduction in accrued interest. Real estate acquired by the Bank as a result of foreclosure is classified as other real estate owned until such time as it is sold.

         The following is an analysis of nonaccrual loans, past due loans and other real estate of the Bank at the dates indicated:

                                                                          December 31,
(Dollars in thousands)
                                            1996             1995             1994             1993             1992
                                            ------------------------------------------------------------------------
NON-ACCRUAL LOANS:
  REAL ESTATE                              $  0             $ 19             $  0             $  0             $ 80
  INSTALLMENT                                 4                7               77               51               58
  COMMERCIAL                                 17                0               26                0                0





ACCRUING LOANS WHICH ARE
PAST DUE 90 DAYS OR MORE
AND NOT ON NON-ACCRUAL:
  REAL ESTATE                                 0                6                0                0                0
  INSTALLMENT                                 5                0                0                0                0

OTHER REAL ESTATE                           538              894              250              363              401
                                            ---              ---              ---              ---              ---
  TOTAL NONPERFORMING
    ASSETS                                 $564             $926             $353             $414             $539
                                            ---              ---              ---              ---              ---



ALLOWANCE FOR LOAN LOSSES

         The balance of the allowance for loan losses at December 31, 1996 was $1,083,827 compared to the December 31, 1995 balance of $1,040,936 and the December 31, 1994 balance of $1,071,666.

         Inherent in the Bank's lending activities is the risk that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with the Bank's loan portfolio, provisions are made to the allowance for loan losses. The allowance is created by direct charges against income and is available for loan losses. The amount of the allowance for loan losses and the provisions for loan losses is evaluated quarterly, based on management's estimate of risk in the overall loan portfolio and the estimated exposure on individual loans. In evaluating the adequacy of the allowance and the amount of the provision, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examination by regulatory agencies and an internal asset review process; expectations of future national and local economic conditions and their impact on particular industries and the individual borrowers; the market value of collateral and strength of available guaranties; concentrations of credit; and other judgmental factors.

         In 1996, the Bank made provisions totaling $20,000 to increase the allowance for loan losses while in 1995 and 1994, the provision for each year was $0. The increase in 1996 was due to continued increases in loan balances particularly commercial and installment loans. No provisions were made in 1995 and 1994 because of continued improvement in credit quality and an upswing in the local economy. The allowance for loan losses at December 31, 1996, 1995, and 1994 was 1.36%, 1.63%, and 1.75%, respectively, of loans net of unearned income. Management considers the allowance to be adequate based on its assessment of the loan portfolio.

The following table presents an analysis of the allowance for loan losses for the past five years:

                           ALLOWANCE FOR LOAN LOSSES

                                                                 December 31,
(Dollars in thousands)
                                   1996             1995             1994             1993             1992
                                   -------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE
LOAN LOSSES:
  BALANCE AT BEGINNING OF YEAR    $1,041           $1,072           $  957           $1,021           $1,164
  RECOVERIES                          50               25              127              108              186
  LESS: CHARGE-OFFS                   27               56               12              172              329
  PROVISION FOR LOAN LOSSES           20                0                0                0                0
  ADJUSTMENTS                          0                0                0                0                0
                                  ------            -----            -----            -----            -----
  BALANCE AT END OF YEAR           1,084            1,041            1,072              957            1,021
                                  ------            -----            -----            -----            -----

CHARGE-OFFS:
  REAL ESTATE                          0                0                0              139              187
  INSTALLMENT                         27               53               12                0               87
  COMMERCIAL                          27                3                0               33               55
                                  --------------------------------------------------------------------------
    TOTAL                             27               56               12              172              329
                                  --------------------------------------------------------------------------

RECOVERIES:
  REAL ESTATE                          0                0               71               50               80
  INSTALLMENT                          3                1                6               14               21
  COMMERCIAL                          47               24               50               44               85
                                  --------------------------------------------------------------------------
    TOTAL                         $   50           $   25           $  127           $  108           $  186
                                  --------------------------------------------------------------------------

NET CHARGE-OFFS
  TO AVERAGE LOANS                  (.03)%           0.05%            (.22)%           0.22%            0.48%
                                  --------------------------------------------------------------------------


INVESTMENT SECURITIES

         The Bank has established uniform investment and funds management procedures to satisfy its liquidity requirements while attempting to maximize earnings and asset quality. Management assesses the short and long-term needs of the Bank through consideration of loan demand, interest rate factors, and prevailing market conditions on a regular basis. This assessment leads to recommendations for purchases and other transactions that are made considering safety, liquidity, and maximization of return to the Bank. Management's strategy for securities is to maintain a high quality portfolio through investing primarily in agency-issued callable securities, longer term non-callable, tax-free municipal bonds and medium-to-short term non-callable U.S. Treasuries. The Bank does not engage in the trading of securities.

         The investment security portfolio has remained relatively stable during the years 1994 through 1996. At December 31, 1996, 1995, and 1994, the investment security portfolio totaled $43,664,781, $43,063,294, and $38,490,338, respectively.

DEPOSITS

         At December 31, 1996, deposits totaled $131,671,009, an increase of approximately $12,160,398 from the December 31, 1995 balance of $119,510,611. Deposits totaled $102,277,725 at December 31, 1994. The increases were due to increased marketing efforts and service and the customer attrition from the consolidation of the larger competitors in the area.


LIQUIDITY

         Liquidity for the Bank is the ability to raise funds at a reasonable cost, fund asset growth, meet deposit withdrawals and customer's borrowing needs, satisfy maturities of short-term borrowing and maintain reserve requirements. In order to meet its liquidity needs, the Bank invests in money market assets such as federal funds sold to other financial institutions.

         The Bank monitors its liquidity position periodically in relation to changes in long and short-term interest rates. The maturity distributions and interest sensitivity of assets and liabilities are adjusted in response to those changes.

         At December 31, 1996, 1995, and 1994 the Bank's loan-to-deposit ratio was 60.50%, 53.29% and 59.77%, respectively. The Bank has not had a problem meeting its liquidity needs.


INTEREST RATE SENSITIVITY MANAGEMENT

         The primary objective of monitoring the Bank's interest rate sensitivity, or inherent rate risk, is to provide management the tools necessary to manage the balance sheet to minimize adverse changes in net interest income as a result of changes in the direction and level of interest rates. Federal Reserve monetary control efforts and legislative changes have been significant factors affecting the management of interest rate sensitivity positions in recent years.

         Repricing characteristics are the time frames at which interest-earning assets and interest-bearing liabilities are subject to changes in interest rates either at replacement or maturity. Sensitivity is measured as the difference between the volume of assets and liabilities in the Bank's current portfolio that are subject to repricing sensitivity gaps and are usually calculated separately for various segments of time and on a cumulative basis.

         Any excess of assets or liabilities results in an interest rate sensitivity gap. A positive gap denotes asset sensitivity and a negative gap represents liability sensitivity. The following table shows interest sensitivity for three different intervals as of December 31, 1996.

                       INTEREST RATE SENSITIVITY ANALYSIS
                            AS OF DECEMBER 31, 1996
                             (Dollars in thousands)

                                           0-90           91-365            OVER
                                           DAYS            DAYS            1 YEAR       TOTAL
                                           ----            ----            ------       -----
EARNING ASSETS
  LOANS                                 $31,943         $ 19,034          $28,677    $ 79,654
  SECURITIES                              8,476            3,015           32,174      43,665
  FED FUNDS SOLD                         10,264                                        10,264
                                        -------         --------          -------    --------
    TOTAL                                50,683           22,049           60,851     133,583

INTEREST-BEARING LIABILITIES
  NOW ACCOUNTS                           10,523                                        10,523
  MMDA ACCOUNTS                          16,428                                        16,428
  REGULAR SAVINGS                         5,273                                         5,273
  CERT. OF DEP.                          17,818           42,296           19,192      79,306
                                        -------         --------          -------    --------
    TOTAL                                50,042           42,296           19,192     111,530

INT. SENS. GAP                              641          (20,247)          41,659    $ 22,053
                                        -------         --------          -------    --------
CUMULATIVE GAP                          $   641         $(19,606)         $22,053
                                        -------         --------          -------


         The Bank has a negative one-year cumulative repricing gap of ($19,606) as of December 31, 1996. A negative gap implies that net interest income would increase in a falling rate environment and decrease in a rising rate environment. However, the degree of interest rate sensitivity is not equal for all types of assets and liabilities. The Bank's experience has indicated that the repricing of interest-bearing demand, savings, and money market accounts does not move with the same magnitude as general market rates. Additionally, the Bank considers these deposits to be "core" deposits along with non-interest bearing deposits. This stability would indicate a much longer implicit maturity than their contractual maturity. With these considerations, the Bank feels that an increase or decrease in market interest rates is unlikely to produce unacceptable volatility in net interest income.


CAPITAL RESOURCES

         SB&T's shareholders' equity of $10,630,579 at December 31, 1996 remains at a level considered to be adequate by management. The increase in shareholders' equity from $7,299,817 at December 31, 1994 to $10,630,579 at December 31, 1996 was due to continued profits.

         At December 31, 1996 the Bank had a Tier 1 and a total capital ratio of 10.87% and 12.00%, respectively. At December 31, 1995, the Bank had a Tier 1 and a total capital ratio of 10.76% and 12.01%, respectively. At December 31, 1994, the Bank had a Tier 1 and a total capital ratio of 9.87% and 11.12%, respectively.

         In addition, at December 31, 1996, 1995, and 1994, the Bank's leverage ratio was 7.24%, 6.79%, and 6.75%, respectively.

EFFECTS OF INFLATION

         The majority of the assets and liabilities of a financial institution are monetary in nature; therefore, a financial institution differs greatly from most commercial and industrial companies which have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity to asset ratio. Inflation also affects non-interest expenses which tend to rise during periods of general inflation and which will lower bank profits.

                                BUSINESS OF SB&T

         SB&T is a bank holding company organized under the laws of the state of Georgia with its principal executive office located in Smyrna, Georgia. SB&T operates principally through the Bank, which is a state-chartered commercial bank and which provides a range of retail banking services through three offices in Cobb County, Georgia. At December 31, 1996, SB&T had total consolidated assets of approximately $144.9 million, total consolidated deposits of approximately $131.7 million, and total consolidated stockholders' equity of approximately $10.6 million. SB&T's principal executive office is located at 888 Concord Road, Smyrna, Georgia, 30080, and its telephone number at such address is (770) 434-8185.

BUSINESS AND PROPERTIES

         The Bank offers a full range of traditional commercial banking services, including demand, savings, and time deposits, consumer, commercial and real estate loans, drive-in banking facilities and access to 24-hour teller machines through various networks.

         As of December 31, 1996, the Bank had approximately 50 employees. No employees are represented by unions or other bargaining units, and management considers its relations with employees to be satisfactory.

COMPETITION

         SB&T encounters vigorous competition in its market areas from a number of sources, including bank holding companies and commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other business offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms "money market" funds, government and financial institutions, some of which have greater financial resources than SB&T. At December 31, 1996, there were approximately 125 commercial bank branches, 2 savings bank branches, and 10 credit union branches competing in Cobb County.

LEGAL PROCEEDINGS

         SB&T and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

         The following table presents information about the directors and executive officers of SB&T and the Bank:

                                 PRESENT OCCUPATION      POSITION AND       DIRECTOR OR          NUMBER OF SHARES
                                   AND PRINCIPAL         OFFICES HELD        EXECUTIVE        BENEFICIALLY OWNED(1)
                                   OCCUPATION FOR          WITH SB&T          OFFICER           AT THE RECORD DATE
    NAME AND AGE                  LAST FIVE YEARS          AND BANK            SINCE           AND PERCENT OF CLASS
--------------------              ---------------          --------            -----           --------------------
Chester A. Austin                Vice President           Director            1994               3,795          .37%
                                 Tip Top Poultry,
                                 Inc.

Charles E. Camp                  Attorney                 Director            1988              27,535         2.69%

Jack W. Corn                     Retired                  Director            1993              57,879(2)      5.66%

R. Larry Freeman                 President                Director            1988              94,129(3)      9.20%
                                 Consolidated
                                 Disposal
                                 Systems, Inc.

Charles J. Jones                 Developer                Chairman            1988              88,007(4)      8.60%

Paul E. Lee                      Engineer                 Director            1988               7,785          .76%

Robert C. Mulliniks, MD          Medical Doctor           Director            1988              75,159(3)(5)   7.35%

James C. Pitts, D.D.S.           Dentist                  Director            1988              59,419(6)      5.81%

R. L. Potts, Sr.                 Retired Real
                                 Estate Developer         Director            1988              85,279(7)      8.34%

James C. Wallace                 Jim Wallace              Director            1988              71,079(3)      6.95%
                                 Service Stations

B. J. Alexander                  Bank President           President of        1991               5,115          .50%
                                                          SB&T and
                                                          the Bank

Leonard W. Thomas                Bank CFO                 Secretary/          1993                 165          .02%
                                                          Treasurer of
                                                          SB&T; SVP
                                                          of the Bank

------------------

(1) Unless otherwise indicated, the beneficial owner has both sole voting and sole investment powers over his shares.

(2) Includes 5,000 shares owned by Corn Enterprises and 52,734 shares owned by The Corn Family Partnership LP.

(3)  Includes shares owned by the director and his wife.

(4) Does not include 2,200 shares owned by Mr. Jones' wife, as to which he disclaims beneficial ownership. It does include 22,000 shares owned by Mr. Jones' Pension Plan.

(5) Includes 5,400 shares of stock owned by Dr. Mulliniks' Pension Plan and 10,000 shares owned by Dr. Mulliniks' grandchildren.

(6)  Includes 32,349 shares owned by Dr. Pitts' Profit Sharing Plan.

(7) Includes 2,200 shares owned jointly by Mr. Potts and his sons and 12,000 shares for which Mr. Potts has Power of Attorney to vote.

EMPLOYEE BENEFIT PLANS

    The Bank has a contributory 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. The Bank contributed $29,678, $20,391, and $21,990 to the plan for the years ended December 31, 1996, 1995, and 1994, respectively.

    SB&T has reserved 69,409 shares of SB&T Common Stock to be awarded to key officers under a Key Officer Stock Option Plan. This plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of SB&T Common Stock to key officers of the Bank. Options are exercisable in whole or in part upon such terms as may be determined by the committee. Options will not be exercisable later than ten years after the date of grant and vest in equal increments over a five-year period. The exercise price of each option is equivalent to the fair market value of the SB&T Common Stock on the date of the grant. None of SB&T's directors and executive officers holds options.

    SB&T has several deferred compensation agreements with its directors, its president and a former employee which provide benefits payable at age sixty-five or if the individual becomes totally disabled. Under certain circumstances, benefits are payable to the individual beneficiary. The present value of the estimated liability under the agreements is being accrued over the expected remaining years of employment, if applicable. The estimated amounts to be paid under the agreements are being accrued from the date of the agreements to the expected retirement date. Payments to the former employee are being made monthly and the related liability is being adjusted to reflect payments. In 1996, 1995, and 1994 SB&T expensed $119,772, $88,266, and $48,495, respectively, for deferred compensation relating to these agreements. Accrued deferred compensation of $318,880 and $253,946 as of December 31, 1996 and 1995, respectively, is reflected in other liabilities in SB&T's financial statements included elsewhere in this Proxy Statement/Prospectus. SB&T has purchased insurance policies on the lives of the directors and its president which it intends to use to fund the death and retirement benefits to be paid under their agreements. The cash surrender value of the policies of $2,180,832 and $1,994,248 as of December 31, 1996 and 1995, respectively, is recorded in other assets in SB&T's financial statements included elsewhere in this Proxy Statement/Prospectus.

TRANSACTIONS WITH MANAGEMENT

    In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of December 31, 1996 were approximately $4,489,295.

              VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF SB&T

    The following table sets forth certain information concerning the beneficial owners of more than 5.0% of SB&T Common Stock, as of the Record Date.



                         NAME AND ADDRESS              AMOUNT AND NATURE        PERCENT OF
TITLE OF CLASS           OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP        CLASS (1)
--------------           -------------------         --------------------       ----------
Common Stock          Jack W. Corn                            57,879(2)             5.66%
                      1100 Hazeltine Ln.
                      Kennesaw, GA  30144

Common Stock          R. L. Freeman                           94,129(3)             9.20%
                      1760 Point Pleasant
                      The Vinings
                      Smyrna, GA  30080

Common Stock          Charles J. Jones                        88,007(4)             8.60%
                      4181 Brunswick Court
                      Smyrna, GA  30080

Common Stock          Robert C. Mulliniks, M.D.               75,159(3)(5)          7.35%
                      570 Colston Road
                      Marietta, GA  30064

Common Stock          James C. Pitts, D.D.S.                  59,419(6)             5.81%
                      573 Concord Road
                      Smyrna, GA  30080

Common Stock          R. L. Potts, Sr.                        85,279(7)             8.34%
                      4108 Ridge Road
                      Smyrna, GA  30080

Common Stock          James C. Wallace                        71,079(3)             6.95%
                      3028 Bakers Meadow
                      Atlanta, GA  30339

---------------
(1) Unless otherwise indicated, the beneficial owner has both sole voting and sole investment powers over his shares.
(2) Includes 5,000 shares owned by Corn Enterprises and 52,734 shares owned by The Corn Family Partnership LP.
(3) Includes stock owned by the director and his wife.
(4) Does not include 2,200 shares owned by Mr. Jones' wife as to which Mr. Jones disclaims beneficial ownership. It does include 22,000 shares owned by Mr. Jones' Pension Plan.
(5) Includes 5,400 shares of stock owned by Dr. Mulliniks' Pension Plan and 10,000 shares owned by Dr. Mulliniks' grandchildren.
(6) Includes 32,349 shares owned by Dr. Pitts' Profit Sharing Plan.
(7) Includes 2,200 shares owned jointly by Mr. Potts and his sons and 12,000 shares for which Mr. Potts has Power of Attorney to vote.

                              BUSINESS OF REGIONS

GENERAL

    Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 377 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of December 31, 1996. At that date, Regions had total consolidated assets of approximately $18.9 billion, total consolidated deposits of approximately $15.0 billion and total consolidated stockholders' equity of approximately $1.6 billion. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, and investment brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions are located, based on December 31, 1996 information:

                                       NUMBER OF               TOTAL              TOTAL
                                    BANKING OFFICES           ASSETS             DEPOSITS
                                    ---------------           ------             --------
                                                                   (In thousands)
            Alabama   . . . .             183                $11,923              $9,044
            Florida   . . . .              36                  1,194               1,081
            Georgia   . . . .              74                  3,473               2,998
            Louisiana   . . .              59                  2,155               1,820
            Tennessee   . . .              25                    507                 458

    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

    Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

    Recent Acquisitions. Since December 31, 1996, Regions has completed the acquisitions of three financial institutions (the "Recently Completed Acquisitions"), certain aspects of which transactions are set forth in the following table:

                                                                            CONSIDERATION
                                                                         -------------------
                                                                APPROXIMATE
                                                          -----------------------
                                                                                                  ACCOUNTING
                      INSTITUTION                        ASSET SIZE(1)    VALUE(1)      TYPE      TREATMENT
                      -----------                        ----------       -----         ----      ---------
                                                                (In millions)
Florida First Bancorp, Inc., located in Panama            $    297       $   40        Cash        Purchase
City, Florida

Allied Bankshares, Inc., located in Thomson,                   569          158       Regions       Pooling
Georgia                                                                               Common          of
                                                                                       Stock       Interests

West Carroll Bancshares, Inc., located in                                             Regions       Pooling
Oak Grove, Louisiana                                           127           37       Common          of
                                                          --------       ------        Stock       Interests

                      Totals                              $    993       $  235
                                                          ========       ======

---------------
(1) Calculated as of the date of consummation.


    Other Pending Acquisitions.  As of the date of this Proxy
Statement/Prospectus, Regions has pending four acquisitions in addition to SB&T (the "Other Pending Acquisitions," and, together with the Recently Completed Acquisitions, the "Other Acquisitions"), certain aspects of which transactions are set forth below:

                                                                             CONSIDERATION
                                                                          -------------------
                                                                APPROXIMATE
                                                          -----------------------
                                                                                                  ACCOUNTING
                      INSTITUTION                          ASSET SIZE     VALUE(1)      TYPE      TREATMENT
                      -----------                          ----------     -----         ----      ---------
                                                                (In millions)
Gulf South Bancshares, Inc., located in Gretna,                 55            9       Regions       Pooling
Louisiana                                                                             Common          of
                                                                                       Stock       Interests

First Mercantile National Bank, located in Longwood,           145           21       Regions      Purchase
Florida                                                                               Common
                                                                                       Stock

First Bancshares, Inc., located in East                        106           19       Regions       Pooling
Point, Georgia                                                                        Common          of
                                                                                       Stock       Interests

The New Iberia Bancorp, Inc., located in New                   299           65       Regions       Pooling
Iberia, Louisiana                                                                     Common          of
                                                                                       Stock       Interests

                                                          --------     --------

                      Totals                              $    605     $    114
                                                          ========     ========

---------------
(1)  Calculated as of the date of announcement of the transaction.

    Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, and of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

    If the Other Acquisitions and Merger had been consummated on December 31, 1996, Regions' total consolidated assets would have increased by approximately $1.7 billion to approximately $20.6 billion; its total consolidated deposits would have increased by approximately $1.5 billion to approximately $16.5 billion; and its total consolidated stockholders' equity would have increased by approximately $120 million to approximately $1.7 billion.

    Proposed Stock Split. Subject to stockholder approval of a proposed amendment to the certificate of incorporation to increase the number of authorized shares from 120,000,000 to 240,000,000, Regions intends to effect a 2 for 1 stock split on June 1, 1997.


                       CERTAIN REGULATORY CONSIDERATIONS

    The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and SB&T. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996. See "Documents Incorporated by Reference."

GENERAL

    Regions and SB&T are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and SB&T and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, Regions is also registered with the OTS and is subject to the regulation, supervision, examination, and reporting requirements of the OTS.

    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

    The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

    The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. As of the date of this Proxy Statement/Prospectus, none of the states in which the banking subsidiaries of Regions or SB&T are located has either moved up the date after which interstate branching will be permissible or "opted out." Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its bank subsidiaries into a single bank with interstate branches following that date.

    The BHC Act generally prohibits Regions and SB&T from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

    Each of the subsidiary depository institutions of Regions and SB&T is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and SB&T (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

    Regions and SB&T are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and SB&T, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and SB&T, as well as by Regions and SB&T to their stockholders.

    As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation.

    If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

    At December 31, 1996, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and SB&T, without obtaining governmental approvals, could declare aggregate dividends to Regions and SB&T of approximately $169 million and $949,000 respectively.

    The payment of dividends by Regions and SB&T and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions, SB&T, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and SB&T and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At December 31, 1996, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 13.59% and 10.81%, respectively, and SB&T's consolidated Total Capital and Tier 1 Capital Ratios were 12.14% and 11.02%, respectively.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and SB&T's respective Leverage Ratios at December 31, 1996 were 7.44% and 7.34%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

    Each of Regions' and SB&T's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal

Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of December 31, 1996. Neither Regions, SB&T, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

    Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

    The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

    Under Federal Reserve policy, Regions and SB&T are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or SB&T may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

    Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

    At December 31, 1996, all of the subsidiary depository institutions of Regions and SB&T had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

    Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

    Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

    Recognizing that the disparity between the SAIF and BIF premium rates have adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

    A variation of this proposal designated the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted by Congress as part of the omnibus budget legislation and signed into law on September 30, 1996. As directed by the Funds Act, the FDIC has implemented a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). Regions recorded a charge against earnings for the special assessment in the quarter ended September 30, 1996 in the pre-tax amount of approximately $21.0 million. SB&T was not affected by the special assessment.

    In addition, the FDIC revised the SAIF assessment rate schedule to effect
(i) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories and (ii) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points. Effective January 1, 1997, FICO assessments will be imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January, 2000, BIF- and SAIF-insured institutions will share the FICO interest costs at equal rates currently estimated at 2.43 basis points. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments for the years 1997 through 1999, assuming no further changes in announced premium assessment rates.

    Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


                      DESCRIPTION OF REGIONS COMMON STOCK

    Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 66,435,634 shares were issued at March 17, 1997, none of which were held as treasury shares. No other class of stock is authorized.

    Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At December 31, 1996, under such requirements and guidelines, Regions' subsidiary institutions had $169 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

    For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

    Regions expects to hold its next annual meeting of stockholders after the Merger during May 1998. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices no later than December 2, 1997, for consideration by Regions for possible inclusion in such proxy materials.

                                    EXPERTS

    The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in the Annual Report of Regions on Form 10-K for the year ended December 31, 1996. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

    The consolidated financial statements of SB&T, included in this Registration Statement, have been audited by Mauldin & Jenkins, independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Mauldin & Jenkins have been included herein in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS

    The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of _______, 1997, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of _______ shares of Regions Common Stock.

    Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                       INDEX TO SB&T FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
INDEPENDENT AUDITOR'S REPORT................................   F-2
FINANCIAL STATEMENTS
  Consolidated balance sheets...............................   F-3
  Consolidated statements of income.........................   F-4
  Consolidated statements of stockholders' equity...........   F-5
  Consolidated statements of cash flows.....................   F-6
  Notes to consolidated financial statements................   F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
SB&T Corporation and Subsidiary
Smyrna, Georgia

     We have audited the accompanying consolidated balance sheets of SB&T Corporation and subsidiary as of December 31, 1996, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly the financial position of SB&T Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

       /s/ MAULDIN & JENKINS
--------------------------------------
          Mauldin & Jenkins

Atlanta, Georgia
January 31, 1997

                        SB&T CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                  1996           1995
                                                              ------------   ------------
                                         ASSETS
Cash and due from banks.....................................  $  4,731,421   $  5,451,245
Federal funds sold..........................................    10,264,000     11,187,000
Securities available-for-sale...............................     7,845,685     11,047,842
Securities held-to-maturity, fair value ($35,576,797 and
  $31,775,659)..............................................    35,819,096     32,015,452
Mortgage loans available-for-sale...........................            --        905,200
Loans.......................................................    79,654,496     63,691,862
Less allowance for loan losses..............................     1,083,827      1,040,936
                                                              ------------   ------------
  Loans, net................................................    78,570,669     62,650,926
Premises and equipment......................................     3,194,722      3,215,128
Other assets................................................     4,497,010      4,532,353
                                                              ------------   ------------
          Total assets......................................  $144,922,603   $131,005,146
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................  $ 20,141,513   $ 18,913,683
  Interest-bearing demand...................................    26,950,823     25,578,502
  Savings...................................................     5,272,653      4,833,116
  Time, $100,000 and over...................................    21,851,795     20,006,525
  Other time................................................    57,454,225     50,178,785
                                                              ------------   ------------
          Total deposits....................................   131,671,009    119,510,611
Other liabilities...........................................     2,621,015      2,501,176
                                                              ------------   ------------
          Total liabilities.................................   134,292,024    122,011,787
                                                              ------------   ------------
Commitments and contingent liabilities
Stockholders' equity
  Common stock, par value $1; 5,000,000 shares authorized,
     1,020,644 and 1,018,884 shares issued and
     outstanding............................................     1,020,644      1,018,884
  Capital surplus...........................................     3,820,552      3,813,912
  Retained earnings.........................................     5,808,383      4,218,563
  Unrealized losses on securities available-for-sale, net of
     tax....................................................       (19,000)       (58,000)
                                                              ------------   ------------
          Total stockholders' equity........................    10,630,579      8,993,359
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $144,922,603   $131,005,146
                                                              ============   ============

                See Notes to Consolidated Financial Statements.

                        SB&T CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                               1996          1995         1994
                                                            -----------   ----------   ----------
INTEREST INCOME:
  Loans...................................................  $ 7,983,876   $6,961,592   $5,250,814
  Taxable securities......................................    2,107,610    2,097,190    2,070,748
  Nontaxable securities...................................      240,376      146,215      120,345
  Federal funds sold......................................      663,441      704,211      161,197
                                                            -----------   ----------   ----------
          Total interest income...........................   10,995,303    9,909,208    7,603,104
Interest expense on deposits..............................    5,365,819    4,710,242    3,048,024
                                                            -----------   ----------   ----------
          Net interest income.............................    5,629,484    5,198,966    4,555,080
Provision for loan losses.................................       20,000           --           --
                                                            -----------   ----------   ----------
          Net interest income after provision for loan
            losses........................................    5,609,484    5,198,966    4,555,080
                                                            -----------   ----------   ----------
OTHER INCOME:
  Service charges on deposit accounts.....................      431,300      407,702      371,864
  Mortgage origination income.............................      273,993      436,958      310,567
  Gain on sale of other real estate.......................       43,823           --      145,997
  Other operating income..................................      259,599      216,886      114,370
                                                            -----------   ----------   ----------
          Total other income..............................    1,008,715    1,061,546      942,798
                                                            -----------   ----------   ----------
OTHER EXPENSES:
  Salaries and employee benefits..........................    2,116,390    2,266,638    1,946,236
  Equipment expenses......................................      312,739      287,561      249,324
  Occupancy expenses......................................      259,854      255,032      204,533
  Other operating expenses................................    1,137,393    1,082,222    1,178,247
                                                            -----------   ----------   ----------
          Total other expenses............................    3,826,376    3,891,453    3,578,340
                                                            -----------   ----------   ----------
          Income before income taxes......................    2,791,823    2,369,059    1,919,538
Income tax expense........................................      895,810      751,324      619,514
                                                            -----------   ----------   ----------
          Net income......................................  $ 1,896,013   $1,617,735   $1,300,024
                                                            ===========   ==========   ==========
Net income per share of common and common stock
  equivalents.............................................  $      1.86   $     1.58   $     1.27
                                                            -----------   ----------   ----------
Average shares outstanding................................    1,020,634    1,020,602    1,020,602
                                                            ===========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                        SB&T CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                UNREALIZED
                                                                                  LOSSES
                                                                               ON SECURITIES
                                 COMMON STOCK                                   AVAILABLE-         TOTAL
                            ----------------------    CAPITAL      RETAINED      FOR-SALE,     STOCKHOLDERS'
                             SHARES     PAR VALUE     SURPLUS      EARNINGS     NET OF TAX        EQUITY
                            ---------   ----------   ----------   ----------   -------------   -------------
Balance, December 31,
  1993....................  1,018,884   $1,018,884   $3,813,912   $1,861,190     $      --      $ 6,693,986
  Net income..............         --           --           --    1,300,024            --        1,300,024
  Dividends declared,
     $.275 per share......         --           --           --     (280,193)           --         (280,193)
  Net change in unrealized
     losses on securities
     available-for-sale,
     net of tax...........         --           --           --           --      (414,000)        (414,000)
                            ---------   ----------   ----------   ----------     ---------      -----------
Balance, December 31,
  1994....................  1,018,884    1,018,884    3,813,912    2,881,021      (414,000)       7,299,817
  Net income..............         --           --           --    1,617,735            --        1,617,735
  Dividends declared,
     $.275 per share......         --           --           --     (280,193)           --         (280,193)
  Net change in unrealized
     losses on securities
     available-for-sale,
     net of tax...........         --           --           --           --       356,000          356,000
                            ---------   ----------   ----------   ----------     ---------      -----------
Balance, December 31,
  1995....................  1,018,884    1,018,884    3,813,912    4,218,563       (58,000)       8,993,359
  Net income..............         --           --           --    1,896,013            --        1,896,013
  Exercise of stock
     options..............      1,760        1,760        6,640           --            --            8,400
  Dividends declared, $.30
     per share............         --           --           --     (306,193)           --         (306,193)
  Net change in unrealized
     losses on securities
     available-for-sale,
     net of tax...........         --           --           --           --        39,000           39,000
                            ---------   ----------   ----------   ----------     ---------      -----------
Balance, December 31,
  1996....................  1,020,644   $1,020,644   $3,820,552   $5,808,383     $ (19,000)     $10,630,579
                            =========   ==========   ==========   ==========     =========      ===========

                See Notes to Consolidated Financial Statements.

                        SB&T CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       1996            1995            1994
                                                   ------------    ------------    ------------
OPERATING ACTIVITIES
  Net income.....................................  $  1,896,013    $  1,617,735    $  1,300,024
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation................................       241,672         217,500         181,241
     Provision for loan losses...................        20,000              --              --
     Gain on sale of other real estate...........       (43,823)             --              --
     Net realized gain on sale of securities
       available-for-sale........................            --              --            (302)
     Deferred income taxes.......................       (27,187)        (22,776)          4,308
     Net (increase) decrease in mortgage loans
       available-for-sale........................       905,200         (70,125)      1,277,654
     Increase in interest receivable.............       (49,752)        (93,831)       (277,534)
     Increase (decrease) in interest payable.....          (546)        621,861         427,797
     Other operating activities..................      (330,437)        168,752      (1,920,092)
                                                   ------------    ------------    ------------
          Net cash provided by operating
            activities...........................     2,611,140       2,439,116         993,096
                                                   ------------    ------------    ------------
INVESTING ACTIVITIES:
  Purchases of securities available-for-sale.....    (1,379,406)     (1,735,841)     (3,225,861)
  Proceeds from sales of securities
     available-for-sale..........................            --              --       3,498,438
  Proceeds from maturities of securities
     available-for-sale..........................     4,640,563       2,791,054       1,084,368
  Purchases of securities held-to-maturity.......    (8,314,823)     (5,699,144)     (2,497,639)
  Proceeds from maturities of securities held-to-
     maturity....................................     4,511,179         610,975         162,826
  Net (increase) decrease in Federal funds
     sold........................................       923,000     (10,991,000)      1,554,000
  Net increase in loans..........................   (15,939,743)     (3,233,584)    (18,411,213)
  Proceeds from sale of other real estate........       560,927              --              --
  Purchase of premises and equipment.............      (221,266)       (760,705)       (432,130)
                                                   ------------    ------------    ------------
          Net cash used in investing
            activities...........................   (15,219,569)    (19,018,245)    (18,267,211)
                                                   ------------    ------------    ------------
FINANCING ACTIVITIES:
  Net increase in deposits.......................    12,160,398      17,232,886      18,079,580
  Exercise of stock options......................         8,400              --              --
  Dividends paid.................................      (280,193)       (330,832)       (254,721)
                                                   ------------    ------------    ------------
          Net cash provided by financing
            activities...........................    11,888,605      16,902,054      17,824,859
                                                   ------------    ------------    ------------
Net increase (decrease) in cash and due from
  banks..........................................  $   (719,824)   $    322,925    $    550,744
Cash and due from banks at beginning of year.....     5,451,245       5,128,320       4,577,576
                                                   ------------    ------------    ------------
Cash and due from banks at end of year...........  $  4,731,421    $  5,451,245    $  5,128,320
                                                   ============    ============    ============
SUPPLEMENTAL DISCLOSURES:
  Cash paid for:
     Interest....................................  $  5,366,365    $  4,088,380    $  2,620,227
     Income taxes................................  $    926,002    $    774,100    $    633,130
NONCASH TRANSACTIONS:
  Unrealized gain (loss) on securities
     available-for-sale..........................  $     59,000    $    540,000    $   (628,000)
  Principal balance of loans transferred to other
     real estate.................................  $         --    $    644,282    $         --

                See Notes to Consolidated Financial Statements.

                        SB&T CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     SB&T Corporation (the "Company") is a one-bank holding company whose business is presently conducted by its wholly-owned subsidiary, Smyrna Bank & Trust (the "Bank"), Smyrna, Georgia. The Bank is a commercial bank with its main office in Smyrna, Georgia and branches located in Austell and Marietta, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County, Georgia and surrounding counties.

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and accounts are eliminated in consolidation.

     The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

  Cash and Due from Banks

     Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

     The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

  Securities

     Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity net of tax. Other equity securities without a readily determinable fair value are carried at cost.

     Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

  Mortgage Loans Available-for-Sale

     Mortgage loans available-for-sale include mortgage and other loans and are carried at the lower of aggregate cost or fair value.

  Loans

     Loans are carried at their principal amounts outstanding less deferred fees and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

     Loan origination fees and certain direct costs of most loans are recognized at the time the loan is recorded. Loan origination fees and costs incurred for other loans are deferred and recognized as income over the life of the loan. Because net origination loan fees and costs are not material, the results of operations are

                        SB&T CORPORATION AND SUBSIDIARY
not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

     The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

  Other Real Estate Owned

     Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

  Income Taxes

     Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

     The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

                        SB&T CORPORATION AND SUBSIDIARY

  Postretirement Benefits

     Generally, the policy of the Company does not provide for postretirement health care and life insurance benefits. In rare instances where such benefits are provided, the expenditures are charged to salaries and employee benefits expense when paid because the amounts are not significant.

  Earnings Per Share

     Earnings per common share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents include stock options.

2.  SECURITIES

     The amortized cost and fair values of securities are summarized as follows:

                                                                  GROSS        GROSS
                                                   AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                     COST         GAINS        LOSSES        VALUE
                                                  -----------   ----------   ----------   -----------
Securities Available-for-Sale
  December 31, 1996:
     U. S. Treasury and government agencies.....  $ 7,272,547    $ 14,371     $ (43,371)  $ 7,243,547
     Equity securities..........................      602,138          --            --       602,138
                                                  -----------    --------     ---------   -----------
                                                  $ 7,874,685    $ 14,371     $ (43,371)  $ 7,845,685
                                                  ===========    ========     =========   ===========
December 31, 1995:
  U. S. Treasury and government agencies........  $10,939,904    $ 39,270     $(127,270)  $10,851,904
  Equity securities.............................      195,938          --            --       195,938
                                                  -----------    --------     ---------   -----------
                                                  $11,135,842    $ 39,270     $(127,270)  $11,047,842
                                                  ===========    ========     =========   ===========
Securities Held-to-Maturity
  December 31, 1996:
     U. S. Treasury and government agencies.....  $28,062,970    $ 68,611     $(322,737)  $27,808,844
     Municipal securities.......................    6,256,887      85,663       (19,033)    6,323,517
     Mortgage-backed securities.................    1,499,239          --       (54,803)    1,444,436
                                                  -----------    --------     ---------   -----------
                                                  $35,819,096    $154,274     $(396,573)  $35,576,797
                                                  ===========    ========     =========   ===========
December 31, 1995:
  U. S. Treasury and government agencies........  $24,920,574    $ 86,268     $(311,534)  $24,695,308
  Municipal securities..........................    5,595,101     103,425       (39,308)    5,659,218
  Mortgage-backed securities....................    1,499,777          --       (78,644)    1,421,133
                                                  -----------    --------     ---------   -----------
                                                  $32,015,452    $189,693     $(429,486)  $31,775,659
                                                  ===========    ========     =========   ===========

     The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the

                        SB&T CORPORATION AND SUBSIDIARY
mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following maturity summary.

                                                SECURITIES AVAILABLE-FOR-SALE   SECURITIES HELD-TO-MATURITY
                                                -----------------------------   ---------------------------
                                                  AMORTIZED         FAIR         AMORTIZED         FAIR
                                                    COST            VALUE           COST          VALUE
                                                -------------   -------------   ------------   ------------
Due in one year or less.......................     $2,750,692      $2,746,273    $ 3,668,094    $ 3,666,585
Due from one year to five years...............      4,521,855       4,497,274     20,041,824     20,003,490
Due from five to ten years....................             --              --     10,509,939     10,362,286
Due after ten years...........................             --              --        100,000        100,000
Equity Securities.............................        602,138         602,138             --             --
Mortgage-backed securities....................             --              --      1,499,239      1,444,436
                                                   ----------      ----------    -----------    -----------
                                                   $7,874,685      $7,845,685    $35,819,096    $35,576,797
                                                   ==========      ==========    ===========    ===========

     Securities with a carrying value of $21,863,468 and $22,428,030 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

     Gains and losses on sales of securities available-for-sale for 1994 consist of the following:

Gross gains.................................................  $ 49,431
Gross losses................................................   (49,129)
                                                              --------
Net realized gains..........................................  $    302
                                                              ========

     There were no sales of securities during 1996 or 1995.

3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

     The composition of loans is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Commercial and financial....................................  $38,202,000   $26,304,000
Real estate -- construction.................................   24,312,000    20,648,000
Real estate -- mortgage.....................................    9,895,000     9,257,000
Consumer instalment loans...................................    7,517,000     7,630,000
Other.......................................................       21,636        96,651
                                                              -----------   -----------
                                                               79,947,636    63,935,651
Unearned income.............................................     (293,140)     (243,789)
Allowance for loan losses...................................   (1,083,827)   (1,040,936)
                                                              -----------   -----------
Loans, net..................................................  $78,570,669   $62,650,926
                                                              ===========   ===========

     Changes in the allowance for loan losses are as follows:

                                                                 DECEMBER 31,
                                                     ------------------------------------
                                                        1996         1995         1994
                                                     ----------   ----------   ----------
Balance, beginning of year.........................  $1,040,936   $1,071,666   $  957,547
  Provision for loan losses........................      20,000           --           --
  Loans charged off................................     (27,123)     (55,556)     (12,425)
  Recoveries of loans previously charged off.......      50,014       24,826      126,544
                                                     ----------   ----------   ----------
Balance, end of year...............................  $1,083,827   $1,040,936   $1,071,666
                                                     ==========   ==========   ==========

                        SB&T CORPORATION AND SUBSIDIARY

     The total recorded investment in impaired loans was $20,566 and $66,436 at December 31, 1996 and 1995, respectively. Included in these loans were $16,580 and $19,056 that had related allowances for loan losses of $8,920 and $9,528 at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans for 1996 and 1995 was $92,664 and $87,207, respectively. Interest income on impaired loans of $1,833 and $11,866 was recognized for cash payments received for the years ended 1996 and 1995, respectively.

     Loans on which the accrual of interest had been discontinued or reduced amounted to $103,195 at December 31, 1994. There was no significant reduction in interest income associated with nonaccrual and renegotiated loans at December 31, 1994.

     The Company has granted loans to certain directors, executive officers, and related entities of the Company and the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1996 are as follows:

Balance, beginning of year..................................  $ 3,497,369
  Advances..................................................    2,235,829
  Repayments................................................   (1,243,903)
                                                              -----------
Balance, end of year........................................  $ 4,489,295
                                                              ===========

4.  PREMISES AND EQUIPMENT

     Major classifications of these assets are summarized as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1995
                                                            -----------    -----------
Land......................................................  $   796,389    $   796,389
Buildings.................................................    2,257,197      2,167,745
Equipment.................................................    1,624,057      1,569,641
                                                            -----------    -----------
                                                              4,677,643      4,533,775
Accumulated depreciation..................................   (1,482,921)    (1,318,647)
                                                            -----------    -----------
                                                            $ 3,194,722    $ 3,215,128
                                                            ===========    ===========

5.  EMPLOYEE BENEFIT PLANS

     The Bank has a contributory 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. The Bank contributed $29,678, $20,391 and $21,770 to the plan for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company had reserved 69,409 shares of common stock to be awarded to key officers under a Key Officer Stock Option Plan. This plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to key officers of the Bank. Options are exercisable in whole or in part upon such terms as may be determined by the committee. Options will not be exercisable later than ten years after the date of grant. These options vest in equal increments over a five year

                        SB&T CORPORATION AND SUBSIDIARY
period. The exercise price of each option granted was equivalent to the fair market value on the date of the grant. Other pertinent information related to the options is as follows:

                                                            DECEMBER 31,
                                    ------------------------------------------------------------
                                           1995                 1995                 1994
                                    ------------------   ------------------   ------------------
                                             WEIGHTED-            WEIGHTED-            WEIGHTED-
                                              AVERAGE              AVERAGE              AVERAGE
                                             EXERCISE             EXERCISE             EXERCISE
                                    NUMBER     PRICE     NUMBER     PRICE     NUMBER     PRICE
                                    ------   ---------   ------   ---------   ------   ---------
Under option, beginning of year...  3,960      $4.85     3,960      $4.85     3,960      $4.85
  Granted.........................     --         --        --         --        --         --
  Exercised.......................  (1,760)     4.77        --         --        --         --
  Terminated......................     --         --        --         --        --         --
                                    ------               -----                -----
Under option, end of year.........  2,200       4.91     3,960       4.85     3,960       4.85
                                    ======               =====                =====
Exercisable, end of year..........  2,200       4.91     3,960       4.85     3,960       4.85
                                    ======               =====                =====

                                                                                          WEIGHTED-
                                                                             WEIGHTED-     AVERAGE
                                                                              AVERAGE     REMAINING
                                                                  RANGE OF   EXERCISE    CONTRACTUAL
                                                         NUMBER    PRICES      PRICE        LIFE
                                                         ------   --------   ---------   -----------
Under option and exercisable, end of year..............  2,200     $4.91       $4.91          0.1

     As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the year ended December 31, 1996. The effect on net income and earnings per share had the Company accounted for compensation cost in accordance with SFAS No. 123 is not material.

6.  DEFERRED COMPENSATION PLAN

     The Company has several deferred compensation agreements with its directors, president and a former employee which provides benefits payable at age sixty-five or if he or she becomes totally disabled. Under certain circumstances, benefits are payable to his or her beneficiary. The present value of the estimated liability under the agreement is being accrued over the expected remaining years of employment, if applicable. The estimated amounts to be paid under the compensation plan are being accrued from the date of the plan to the expected retirement date. Payments to the former employee are being made monthly and the related liability is being adjusted to reflect payments. In 1996, 1995 and 1994, the Company expensed $119,772, $88,266 and $48,495, respectively, for deferred compensation relating to these plans. Accrued deferred compensation of $318,880 and $253,946 as of December 31, 1996 and 1995, respectively, is reflected in other liabilities in the accompanying balance sheets. The Company has purchased insurance policies on the life of the officer which it intends to use to fund the death and retirement benefits to be paid thereunder. The cash surrender value of $2,180,832 and $1,994,248 as of December 31, 1996 and 1995, respectively, is recorded in other assets in the accompanying balance sheets.

                        SB&T CORPORATION AND SUBSIDIARY

7.  INCOME TAXES

     The components of income tax expense are as follows:

                                                                  DECEMBER 31,
                                                         ------------------------------
                                                           1996       1995       1994
                                                         --------   --------   --------
Current................................................  $922,997   $774,100   $615,206
Deferred...............................................   (27,187)   (22,776)     4,308
                                                         --------   --------   --------
  Income tax expense...................................  $895,810   $751,324   $619,514
                                                         ========   ========   ========

     The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                            DECEMBER 31,
                                    ------------------------------------------------------------
                                           1996                 1995                 1994
                                    ------------------   ------------------   ------------------
                                     AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                    --------   -------   --------   -------   --------   -------
Income tax at statutory rate......  $949,220     34%     $805,480     34%     $652,643     34%
  Tax-exempt interest.............   (78,491)   (3)       (49,543)   (2)       (40,750)   (2)
  Disallowed interest expense.....    10,178     --         6,432                   --     --
  State income tax................    23,402      1            --     --         4,055     --
  Other items, net................    (8,499)    --       (11,045)               3,566     --
                                    --------     --      --------     --      --------     --
Income tax expense................  $895,810     32%     $751,324     32%     $619,514     32%
                                    ========     ==      ========     ==      ========     ==

     The components of deferred income taxes are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Deferred tax assets:
  Loan loss reserves........................................  $265,827   $232,710
  Deferred compensation.....................................   120,332     72,614
  Deferred loan fees........................................   109,494     82,335
  Securities available-for-sale.............................    10,000     30,000
  Other real estate.........................................    37,736     34,000
                                                              --------   --------
                                                               543,389    451,659
                                                              --------   --------
Deferred tax liabilities:
  Depreciation and amortization.............................   190,423    162,367
  Other.....................................................    66,245      9,758
                                                              --------   --------
                                                               256,668    172,125
                                                              --------   --------
Net deferred tax assets.....................................  $286,721   $279,534
                                                              ========   ========

8.  COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

                        SB&T CORPORATION AND SUBSIDIARY

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Commitments to extend credit................................  $22,015,000   $18,800,000
Standby letters of credit...................................      676,000       891,000
                                                              -----------   -----------
                                                              $22,691,000   $19,691,000
                                                              ===========   ===========

     Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

     In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management for the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

     At December 31, 1996, the Bank was obligated under a noncancelable operating leases for a building located in Acworth, Georgia.

     The total minimum rental commitment at December 31, 1996 under the leases is $13,512 which is due as follows:

DUE IN THE YEAR ENDING DECEMBER 31,
-----------------------------------
       1997.................................................  $13,512
                                                              =======

     The total rental expense was $29,954, $29,117 and $ -- in 1996, 1995 and 1994, respectively.

9.  CONCENTRATIONS OF CREDIT

     The Bank makes real estate, commercial and consumer loans and grants loans commitments and standby letters of credit to customers primarily in the Bank's market area of Cobb County and surrounding counties. A substantial portion of the Bank's loans are secured by real estate in these areas. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in the business economy and real estate market conditions in these areas. The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank's statutory capital (capital stock, capital surplus and appropriated retained earnings accounts $8,000,000) which amounted to approximately $2,000,000 at December 31, 1996.

                        SB&T CORPORATION AND SUBSIDIARY

10.  REGULATORY MATTERS

     The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1996, approximately $949,000 of retained earnings were available for dividend declaration without regulatory approval.

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, the Company and the Bank meet all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                TO BE WELL CAPITALIZED
                                                                                     UNDER PROMPT
                                                              FOR CAPITAL          CORRECTIVE ACTION
                                           ACTUAL          ADEQUACY PURPOSES          PROVISIONS
                                     -------------------   ------------------   -----------------------
AS OF DECEMBER 31, 1996                AMOUNT      RATIO     AMOUNT     RATIO      AMOUNT        RATIO
-----------------------              -----------   -----   ----------   -----   -------------   -------
Total Capital (to Risk Weighted
  Assets):
  Consolidated.....................  $11,715,000   12.14%  $8,803,000       8%    $10,733,000        10%
  Bank.............................  $11,574,000   12.00%  $7,719,000       8%    $ 9,649,000        10%
Tier I Capital (to Risk Weighted
  Assets):
  Consolidated.....................  $10,631,000   11.02%  $3,860,000       4%    $ 5,789,000         6%
  Bank.............................  $10,490,000   10.87%  $3,860,000       4%    $ 5,789,000         6%
Tier I Capital (to Average Assets):
  Consolidated.....................  $10,631,000    7.34%  $5,797,000       4%    $ 7,246,000         5%
  Bank.............................  $10,490,000    7.24%  $5,797,000       4%    $ 7,246,000         5%

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a

                        SB&T CORPORATION AND SUBSIDIARY
material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

  Cash, Due From Banks, and Federal Funds Sold:

     The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

  Available-For-Sale and Held-To-Maturity Securities:

     Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

  Loans:

     For mortgage loans available-for-sale and variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

  Deposits:

     The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

  Accrued Interest:

     The carrying amounts of accrued interest approximate their fair values.

  Off-Balance Sheet Instruments:

     Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                        SB&T CORPORATION AND SUBSIDIARY

     The estimated fair values of the Company's financial instruments were as follows:

                                       DECEMBER 31, 1996             DECEMBER 31, 1995
                                  ---------------------------   ---------------------------
                                    CARRYING         FAIR         CARRYING         FAIR
                                     AMOUNT         VALUE          AMOUNT         VALUE
                                  ------------   ------------   ------------   ------------
Financial assets:
  Cash and due from banks and
     Federal funds sold.........  $ 14,995,421   $ 14,995,421   $ 16,638,245   $ 16,638,245
  Securities
     available-for-sale.........     7,845,685      7,845,685     11,047,842     11,047,842
  Securities held-to-maturity...    35,819,096     35,576,797     32,015,452     31,775,659
  Mortgage loans
     available-for-sale.........                                     905,200        905,200
  Loans.........................    78,570,669     80,050,000     62,650,926     63,300,000
  Accrued interest receivable...     1,302,378      1,302,378      1,252,626      1,252,626
Financial liabilities:
  Deposits......................   131,671,009    132,114,989    119,510,611    120,125,301
  Accrued interest payable......     1,785,635      1,785,635      1,786,181      1,786,181

12.  BUSINESS COMBINATION

     On December 19, 1996, the Company entered into a Definitive Agreement to merge with Regions Financial Corporation of Birmingham, Alabama. This transaction is subject to stockholder and regulatory approval.

13.  PARENT COMPANY FINANCIAL INFORMATION

     The following information presents the condensed balance sheets as of December 31, 1996 and 1995 and the related statements of income and cash flows of SB&T Corporation for each of the three years in the period ended December 31, 1996.

                            CONDENSED BALANCE SHEETS

                                                                 1996           1995
                                                              -----------    -----------
Assets
  Cash......................................................  $   157,222    $   430,799
  Investment in subsidiary..................................   10,470,571      8,842,753
  Other assets..............................................      308,979             --
                                                              -----------    -----------
          Total assets......................................  $10,936,772    $ 9,273,552
                                                              ===========    ===========
Liabilities.................................................  $   306,193    $   280,193
                                                              -----------    -----------
Stockholders' equity........................................   10,630,579      8,993,359
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $10,936,772    $ 9,273,552
                                                              ===========    ===========

                        SB&T CORPORATION AND SUBSIDIARY

                         CONDENSED STATEMENTS OF INCOME

                                                            1996          1995          1994
                                                         ----------    ----------    ----------
Income
  Dividends from subsidiary............................  $  308,979    $       --    $  447,705
     Gain on sale of other real estate.................          --            --       145,997
     Other.............................................          --         2,599            --
                                                         ----------    ----------    ----------
                                                            308,979         2,599       593,702
Other expense..........................................       2,766         2,515         3,735
                                                         ----------    ----------    ----------
  Income before income tax (benefits) and equity in
     undistributed income of subsidiary................     306,213            84       589,967
Income tax expense (benefits)..........................        (982)           37        48,369
                                                         ----------    ----------    ----------
  Income before equity in undistributed income of
     subsidiary........................................     307,195            47       541,598
Equity in undistributed income of subsidiary...........   1,588,818     1,617,688       758,426
                                                         ----------    ----------    ----------
          Net income...................................  $1,896,013    $1,617,735    $1,300,024
                                                         ==========    ==========    ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                              1996          1995          1994
                                                           -----------   -----------   ----------
OPERATING ACTIVITIES
  Net income.............................................  $ 1,896,013   $ 1,617,735   $1,300,024
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Undistributed income of subsidiary..................   (1,588,818)   (1,617,688)    (758,426)
     Gain on sale of other real estate...................           --            --     (145,997)
     Other operating activities..........................           --       159,872     (123,193)
     Decrease (increase) in dividends....................     (308,979)      280,604      (25,472)
                                                           -----------   -----------   ----------
          Net cash provided by (used in) operating
            activities...................................       (1,784)      440,523      246,936
                                                           -----------   -----------   ----------
INVESTING ACTIVITIES
  Proceeds from sale of other real estate................           --       313,251      158,603
  Purchase of land.......................................           --            --     (313,251)
                                                           -----------   -----------   ----------
          Net cash provided by (used in) investing
            activities...................................           --       313,251     (154,648)
                                                           -----------   -----------   ----------
FINANCING ACTIVITIES
  Dividends paid.........................................     (280,193)     (330,832)    (254,721)
  Exercise of stock options..............................        8,400            --           --
                                                           -----------   -----------   ----------
          Net cash used in financing activities..........     (271,793)     (330,832)    (254,721)
                                                           -----------   -----------   ----------
Net increase (decrease) in cash..........................     (273,577)      422,942     (162,433)
Cash at beginning of year................................      430,799         7,857      170,290
                                                           -----------   -----------   ----------
Cash at end of year......................................  $   157,222   $   430,799   $    7,857
                                                           ===========   ===========   ==========

                                                                      APPENDIX A

                                                                 FINAL AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                SB&T CORPORATION

                                      AND

                         REGIONS FINANCIAL CORPORATION

                         DATED AS OF DECEMBER 19, 1996

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Parties................................................................
Preamble...............................................................
ARTICLE ONE -- TRANSACTIONS AND TERMS OF MERGER........................
  1.1      Merger......................................................
  1.2      Time and Place of Closing...................................
  1.3      Effective Time..............................................
ARTICLE TWO -- TERMS OF MERGER.........................................
  2.1      Certificate of Incorporation................................
  2.2      Bylaws......................................................
  2.3      Directors and Officers......................................
ARTICLE THREE -- MANNER OF CONVERTING SHARES...........................
  3.1      Conversion of Shares........................................
  3.2      Anti-Dilution Provisions....................................
  3.3      Shares Held by SB&T or Regions..............................
  3.4      Dissenting Stockholders.....................................
  3.5      Fractional Shares...........................................
  3.6      Conversion of Stock Options; Restricted Stock...............
ARTICLE FOUR -- EXCHANGE OF SHARES.....................................
  4.1      Exchange Procedures.........................................
  4.2      Rights of Former SB&T Stockholders..........................
ARTICLE FIVE -- REPRESENTATIONS AND WARRANTIES OF SB&T.................
  5.1      Organization, Standing, and Power...........................
  5.2      Authority; No Breach By Agreement...........................
  5.3      Capital Stock...............................................
  5.4      SB&T Subsidiaries...........................................
  5.5      Financial Statements........................................
  5.6      Absence of Undisclosed Liabilities..........................
  5.7      Absence of Certain Changes or Events........................
  5.8      Tax Matters.................................................
  5.9      Assets......................................................
  5.10     Environmental Matters.......................................
  5.11     Compliance With Laws........................................
  5.12     Labor Relations.............................................
  5.13     Employee Benefit Plans......................................
  5.14     Material Contracts..........................................
  5.15     Legal Proceedings...........................................
  5.16     Statements True and Correct.................................
  5.17     Accounting, Tax, and Regulatory Matters.....................
  5.18     State Takeover Laws.........................................
  5.19     Articles of Incorporation Provisions........................
  5.20     Support Agreements..........................................
  5.21     Derivatives Contracts.......................................
ARTICLE SIX -- REPRESENTATIONS AND WARRANTIES OF REGIONS...............
  6.1      Organization, Standing, and Power...........................
  6.2      Authority; No Breach By Agreement...........................
  6.3      Capital Stock...............................................
  6.4      SEC Filings; Financial Statements...........................
  6.5      Absence of Undisclosed Liabilities..........................

                                                                         PAGE
                                                                         ----
  6.6      Absence of Certain Changes or Events........................
  6.7      Compliance With Laws........................................
  6.8      Legal Proceedings...........................................
  6.9      Statements True and Correct.................................
  6.10     Accounting, Tax, and Regulatory Matters.....................
ARTICLE SEVEN -- CONDUCT OF BUSINESS PENDING CONSUMMATION..............
  7.1      Covenants of Both Parties...................................
  7.2      Covenants of SB&T...........................................
  7.3      Covenants of Regions........................................
  7.4      Adverse Changes in Condition................................
  7.5      Reports.....................................................
ARTICLE EIGHT -- ADDITIONAL AGREEMENTS.................................
           Registration Statement; Proxy Statement; Stockholder
  8.1      Approval....................................................
  8.2      Nasdaq/NMS Listing..........................................
  8.3      Applications................................................
  8.4      Agreement as to Efforts to Consummate.......................
  8.5      Investigation and Confidentiality...........................
  8.6      Press Releases..............................................
  8.7      Certain Actions.............................................
  8.8      Tax Matters.................................................
  8.9      Agreement of Affiliates.....................................
  8.10     Employee Benefits and Contracts.............................
  8.11     Indemnification.............................................
  8.12     State Takeover Laws.........................................
  8.13     Articles of Incorporation Provisions........................
ARTICLE NINE -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......
  9.1      Conditions to Obligations of Each Party.....................
  9.2      Conditions to Obligations of Regions........................
  9.3      Conditions to Obligations of SB&T...........................
ARTICLE TEN -- TERMINATION.............................................
  10.1     Termination.................................................
  10.2     Effect of Termination.......................................
  10.3     Non-Survival of Representations and Covenants...............
ARTICLE ELEVEN -- MISCELLANEOUS........................................
  11.1     Definitions.................................................
  11.2     Expenses....................................................
  11.3     Brokers and Finders.........................................
  11.4     Entire Agreement............................................
  11.5     Amendments..................................................
  11.6     Waivers.....................................................
  11.7     Assignment..................................................
  11.8     Notices.....................................................
  11.9     Governing Law...............................................
  11.10    Counterparts................................................
  11.11    Captions....................................................
  11.12    Severability................................................
Signatures.............................................................

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 19, 1996, by and between SB&T CORPORATION ("SB&T"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Smyrna, Georgia, and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of SB&T and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of SB&T by Regions pursuant to the merger of SB&T into and with Regions. At the effective time of such merger, the outstanding shares of the capital stock of SB&T shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of SB&T shall become stockholders of Regions and each of the subsidiaries of SB&T shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of SB&T, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     As a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, prior to the execution of this Agreement, each of SB&T's directors will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1 to this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE ONE

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, SB&T shall be merged into and with Regions in accordance with the provisions of Sections 14-2-1103 and 14-2-1107 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of SB&T and Regions.

     1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time

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to occur on the last day of the month in which occurs the last to occur of
(i)'the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii)'the date on which the stockholders of SB&T approve this Agreement to the extent such approval is required by applicable Law.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of SB&T Common Stock (excluding shares held by SB&T or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into .50 of a share of Regions Common Stock (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event SB&T changes the number of shares of SB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by SB&T or Regions. Each of the shares of SB&T Common Stock held by any SB&T Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of SB&T Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until

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

such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to SB&T the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of SB&T fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of SB&T Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of SB&T Common Stock held by such holder. SB&T will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to SB&T.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of SB&T Common Stock exchanged pursuant to the Merger, or of options to purchase shares of SB&T Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Options; Restricted Stock.

     (a) At the Effective Time, all rights with respect to SB&T Common Stock pursuant to stock options or stock appreciation rights ("SB&T Options") granted by SB&T under the SB&T Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each SB&T Option, in accordance with the terms of the SB&T Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each SB&T Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such SB&T Option shall be equal to the number of shares of SB&T Common Stock subject to such SB&T Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such SB&T Option shall be adjusted by dividing the per share exercise price under each such SB&T Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." SB&T agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) All restrictions or limitations on transfer with respect to SB&T Common Stock awarded under the SB&T Stock Plans or any other plan, program, or arrangement of any SB&T Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of SB&T appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the

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

certificates theretofore representing shares of SB&T Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of SB&T Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of SB&T Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of SB&T Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of SB&T Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of SB&T Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, SB&T, nor the Exchange Agent shall be liable to a holder of SB&T Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former SB&T Stockholders. At the Effective Time, the stock transfer books of SB&T shall be closed as to holders of SB&T Common Stock immediately prior to the Effective Time, and no transfer of SB&T Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of SB&T Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of SB&T shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of SB&T Common Stock are converted, regardless of whether such holders have exchanged their certificates representing SB&T Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of SB&T Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such SB&T Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                     REPRESENTATIONS AND WARRANTIES OF SB&T

     SB&T hereby represents and warrants to Regions as follows:

     5.1 Organization, Standing, and Power. SB&T is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. SB&T is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so

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

qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     5.2 Authority; No Breach by Agreement.

     (a) SB&T has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of SB&T Common Stock. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of SB&T, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of SB&T Common Stock. Subject to such requisite approval, this Agreement represents a legal, valid, and binding obligation of SB&T, enforceable against SB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by SB&T, nor the consummation by SB&T of the transactions contemplated hereby, nor compliance by SB&T with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SB&T's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2(b) of the SB&T Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SB&T Company under, any Contract or Permit of any SB&T Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any SB&T Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SB&T of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.

     (a) The authorized capital stock of SB&T consists of 5,000,000 shares of SB&T Common Stock, of which 1,020,644 shares are issued and outstanding as of the date of this Agreement and not more than 1,022,844 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of SB&T Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of SB&T Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of SB&T. SB&T has reserved 120,000 shares of SB&T Common Stock for issuance under the SB&T Stock Plans, pursuant to which options to purchase not more than 2,200 shares of SB&T Common Stock are outstanding.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of SB&T outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of SB&T or contracts, commitments, understandings, or arrangements by which SB&T is or may be bound to issue additional shares of SB&T capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 SB&T Subsidiaries. SB&T has disclosed in Section 5.4 of the SB&T Disclosure Memorandum all of the SB&T Subsidiaries as of the date of this Agreement. Except as disclosed, SB&T or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each SB&T Subsidiary. No

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

equity securities of any SB&T Subsidiary are or may become required to be issued (other than to a SB&T Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any SB&T Subsidiary is bound to issue (other than to a SB&T Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any SB&T Company is or may be bound to transfer any shares of the capital stock of any SB&T Subsidiary (other than to a SB&T Company). There are no Contracts relating to the rights of any SB&T Company to vote or to dispose of any shares of the capital stock of any SB&T Subsidiary. All of the shares of capital stock of each SB&T Subsidiary held by a SB&T Company are duly authorized, validly issued, and fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the SB&T Company free and clear of any Lien. Each SB&T Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each SB&T Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T. Each SB&T Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     5.5 Financial Statements. SB&T has disclosed in Section 5.5 of the SB&T Disclosure Memorandum, and has delivered to Regions copies of, all SB&T Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all SB&T Financial Statements prepared subsequent to the date hereof. The SB&T Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the SB&T Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the SB&T Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the SB&T Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     5.6 Absence of Undisclosed Liabilities. No SB&T Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T, except Liabilities which are accrued or reserved against in the consolidated balance sheets of SB&T as of September 30, 1996 included in the SB&T Financial Statements or reflected in the notes thereto. No SB&T Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     5.7 Absence of Certain Changes or Events. Since September 30, 1996, except as disclosed in the SB&T Financial Statements, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T, and (ii) the SB&T Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SB&T provided in Article Seven of this Agreement.

     5.8 Tax Matters.

     (a) All Tax returns required to be filed by or on behalf of any of the SB&T Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995 and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, to the Knowledge of SB&T, and all returns filed are complete and accurate to the Knowledge of SB&T. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on SB&T, except to the extent reserved against in the SB&T Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the SB&T Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the SB&T Companies for the period or periods through and including the date of the respective SB&T Financial Statements has been made and is reflected on such SB&T Financial Statements.

     (d) Deferred Taxes of the SB&T Companies have been adequately provided for in the SB&T Financial Statements.

     (e) Each of the SB&T Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     (f) None of the SB&T Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (g) There are no Liens with respect to Taxes upon any of the assets of the SB&T Companies.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the SB&T Companies that occurred during or after any Taxable Period in which the SB&T Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (i) No SB&T Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (j) All material elections with respect to Taxes affecting the SB&T Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the SB&T Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (k) No SB&T Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. Except as disclosed or reserved against in the SB&T Financial Statements, the SB&T Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the SB&T Companies. All material tangible properties used in the businesses of the SB&T Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SB&T's past practices. All Assets which are material to the business of the SB&T Companies, which are held under leases or subleases by any of the SB&T Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of

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

creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.10 Environmental Matters.

     (a) To the Knowledge of SB&T, each SB&T Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     (b) To the Knowledge of SB&T, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any SB&T Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any SB&T Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     (c) To the Knowledge of SB&T, there is no Litigation pending or threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or SB&T in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     (d) To the Knowledge of SB&T, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     (e) To the Knowledge of SB&T, during the period of (i) any SB&T Company's ownership or operation of any of their respective current properties, (ii) any SB&T Company's participation in the management of any Participation Facility, or, (iii) any SB&T Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T. Prior to the period of (i) any SB&T Company's ownership or operation of any of their respective current properties, (ii) any SB&T Company's participation in the management of any Participation Facility, or (iii) any SB&T Company's holding of a security interest in a Loan Property, to the Knowledge of SB&T, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     5.11 Compliance With Laws. Each SB&T Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T. Except as disclosed in Section
5.11 of the SB&T Disclosure Memorandum, none of the SB&T Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SB&T

     Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T, (ii) threatening to revoke any material Permits the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T, or (iii) requiring any SB&T Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     5.12 Labor Relations. No SB&T Company is the subject of any Litigation asserting that it or any other SB&T Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SB&T Company to bargain with any labor organization as to wages or conditions of employment, nor is any SB&T Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any SB&T Company, pending or threatened, or to its Knowledge, is there any activity involving any SB&T Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans.

     (a) SB&T has disclosed in Section 5.13 of the SB&T Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by any SB&T Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SB&T Benefit Plans"). Any of the SB&T Benefit Plans which is an "employee welfare benefit plan," as that term is defined in
Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SB&T ERISA Plan." Any SB&T ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "SB&T Pension Plan." On or after September 26, 1980, neither SB&T nor any SB&T Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). The only "employee benefit pension plan," as defined in Section 3(2) of ERISA, ever maintained by any SB&T Company that was intended to qualify under Section 401(a) of the Internal Revenue Code, is the Smyrna Bank & Trust Company 401(k) Profit Sharing Plan and Trust.

     (b) SB&T has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such SB&T Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such SB&T Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any SB&T Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

     (c) All SB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T. Each SB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and SB&T is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any SB&T ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and SB&T is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each SB&T Benefit Plan, except as disclosed in Section 5.13(c) of the SB&T Disclosure Memorandum, to the Knowledge of SB&T, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any SB&T ERISA Plan. No SB&T Company has engaged in a transaction with respect to any SB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SB&T Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     (d) No SB&T Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any SB&T Pension Plan, (ii) no change in the actuarial assumptions with respect to any SB&T Pension Plan, and (iii) no increase in benefits under any SB&T Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T or materially adversely affect the funding status of any such plan. Neither any SB&T Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any SB&T Company, or the single-employer plan of any entity which is considered one employer with SB&T under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No SB&T Company has provided, or is required to provide, security to a SB&T Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) No liability under Title IV of ERISA has been or is expected to be incurred by any SB&T Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate).

     (f) Except as set forth in Section 5.13(f) of the Disclosure Memorandum, no SB&T Company has any obligations for retiree health and retiree life benefits under any of the SB&T Benefit Plans.

     (g) Except as set forth in Section 5.13(g) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any SB&T Company from any SB&T Company under any SB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) No oral or written representation or communication with respect to any aspect of the SB&T Benefit Plans has been made to employees of any of the SB&T Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All SB&T Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the SB&T Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

     5.14 Material Contracts. Except as disclosed in Section 5.14 of the SB&T Disclosure Memorandum, none of the SB&T Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any SB&T Company or the guarantee by any SB&T Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among SB&T Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by SB&T with the Securities and Exchange Commission (the "SEC") as of the date of this Agreement if SB&T were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "SB&T Contracts"). None of the SB&T Companies is in Default under any SB&T Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on SB&T.

     5.15 Legal Proceedings. Except to the extent specifically reserved against in the SB&T Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of SB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SB&T Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SB&T Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SB&T.

     5.16 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any SB&T Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any SB&T Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any SB&T Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to SB&T's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a SB&T Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of SB&T, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any SB&T Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.17 Accounting, Tax, and Regulatory Matters. No SB&T Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of SB&T, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

     5.18 State Takeover Laws. Each SB&T Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     5.19 Articles of Incorporation Provisions. Each SB&T Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any SB&T Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any SB&T Company that may be acquired or controlled by it.

     5.20 Support Agreements. Each of the directors of SB&T has executed and delivered to Regions an agreement in substantially the form of Exhibit 1 to this Agreement.

     5.21 Derivatives Contracts. Neither SB&T nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                                  ARTICLE SIX

                   REPRESENTATIONS AND WARRANTIES OF REGIONS
           Regions hereby represents and warrants to SB&T as follows

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach by Agreement.

     (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i)'conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii)'constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, or
(iii)'subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit

Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings, or notifications which, if not obtained or made, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 62,810,998 shares were issued and outstanding and 260,000 shares were held as treasury shares as of September 30, 1996. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of SB&T Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of SB&T Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 SEC Filings; Financial Statements.

     (a) Regions has filed all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1992, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     6.5 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1996 included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 Absence of Certain Changes or Events. Since September 30, 1996, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Compliance With Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no

Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
     (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     6.8 Legal Proceedings. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to SB&T pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to SB&T's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of SB&T, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10 Accounting, Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

                                 ARTICLE SEVEN

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 Covenants of SB&T. Except as specifically contemplated or permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SB&T covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any SB&T Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a SB&T Company to another SB&T Company) in excess of an aggregate of $100,000 (for the SB&T Companies on a consolidated basis) except in the ordinary course of the business of SB&T Companies consistent with past practices (which shall include, for SB&T, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or, except as disclosed in Section 7.2(b) of the SB&T Disclosure Memorandum, forgive any such indebtedness of any Person to any SB&T Company (in excess of an aggregate of $25,000), or impose, or suffer the imposition, on any share of stock held by any SB&T Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SB&T Company, or declare or pay any dividend or make any other distribution in respect of any SB&T Common Stock; provided that SB&T may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular annual cash dividends on the SB&T Common Stock at a rate not in excess of $0.30 per share with record and payment dates in accordance with SB&T's past record dates for cash dividends as disclosed in Section 7.2(c) of the SB&T Disclosure Memorandum; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SB&T Common Stock or any other capital stock

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

     of any SB&T Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any SB&T Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SB&T Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any SB&T Subsidiary (unless any such shares of stock are sold or otherwise transferred to another SB&T Company) or any Assets having in the aggregate a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by SB&T in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any SB&T Company except as disclosed in Section 7.2(g) of the SB&T Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in
     Section 7.2(g) of the SB&T Disclosure Memorandum; enter into or amend any severance agreements with officers of any SB&T Company except as disclosed in Section 7.2(g) of the SB&T Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any SB&T Company; or

          (h) except as disclosed in Section 7.2(h) of the SB&T Disclosure Memorandum, enter into or amend any employment Contract between any SB&T Company and any Person (unless such amendment is required by Law) that the SB&T Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) except as disclosed in Section 7.2(i) of the SB&T Disclosure Memorandum, adopt any new employee benefit plan or program of any SB&T Company or make any material change in or to any existing employee benefit plans or programs of any SB&T Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the SB&T Financial Statements dated prior to the date of this Agreement, no SB&T Company shall settle any Litigation involving any Liability of any SB&T Company for money damages in excess of $25,000 or restrictions upon the operations of any SB&T Company; or

          (l) except in the ordinary course of business, enter into or terminate any material Contract or make any change in any material lease or Contract, other than renewals of leases and Contracts without material adverse changes of terms or as disclosed pursuant to Sections 7.2(g), (h), or (i) of the SB&T Disclosure Memorandum.

     7.3 Covenants of Regions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it will not, without the prior written consent of a duly authorized officer of SB&T amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of SB&T Common Stock.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material

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

Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and SB&T shall deliver to Regions copies of all such reports filed by SB&T promptly after the same are filed. If financial statements are contained in any such reports filed with appropriate Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC, will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                 ARTICLE EIGHT

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided SB&T has provided, on a reasonably timely basis, all information concerning SB&T necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. SB&T shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. SB&T shall call a Stockholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) SB&T shall mail the Proxy Statement to all of its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of SB&T shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement, and (iv)'the Board of Directors and officers of SB&T shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 Nasdaq/NMS Listing. Regions shall file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of SB&T Common Stock pursuant to the Merger.

     8.3 Applications. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and SB&T shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the

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

transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and, after the 30th day after execution of this Agreement, shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) SB&T shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with SB&T to preserve the confidentiality of the information relating to SB&T provided to such parties.

     8.6 Press Releases. Prior to the Effective Time, SB&T and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no SB&T Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any SB&T Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of SB&T's Board of Directors as advised in writing by counsel to such Board of Directors, no SB&T Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but SB&T may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. SB&T shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. SB&T shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

     8.8 Tax Matters. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of SB&T Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of SB&T with respect to such exchange (except to the extent of any cash received), and (iii) each of SB&T and Regions will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of SB&T and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to

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

use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

     8.9 Agreement of Affiliates. SB&T has disclosed in Section 8.9 of the SB&T Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of SB&T for purposes of Rule 145 under the 1933 Act. SB&T shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of SB&T Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and SB&T have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of SB&T in exchange for shares of SB&T Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and SB&T have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of SB&T pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the SB&T Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of SB&T should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of SB&T shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of SB&T shall be treated as service under any similar employee benefit plans maintained by Regions. Subject to the provisions of Section 9.1(h) of this Agreement, Regions also shall cause SB&T and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the SB&T Disclosure Memorandum to Regions between any SB&T Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the SB&T Benefit Plans.

     8.11 Indemnification.

     (a) Subject to the conditions set forth in paragraph (b) below, for a period of six (6) years after the Effective Time, Regions shall, and shall cause SB&T to, indemnify, defend, and hold harmless each person entitled to indemnification from a SB&T Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Georgia Law and SB&T's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the SB&T is required to effectuate any indemnification, Regions shall cause the SB&T to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a), upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or SB&T shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or SB&T elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or SB&T and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or SB&T shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and
(iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that SB&T shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.12 State Takeover Laws. Each SB&T Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     8.13 Articles of Incorporation Provisions. Each SB&T Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any SB&T Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any SB&T Company that may be directly or indirectly acquired or controlled by it.

                                  ARTICLE NINE

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of SB&T shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors

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

     of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Nasdaq/NMS Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (g) Tax Matters. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

          (h) Employment Agreement Matters. The employment agreement currently in effect, as amended, by and between SB&T and B. J. Alexander, President and Chief Executive Officer of SB&T, shall be terminated by written agreement between SB&T and Mr. Alexander, and Regions or the appropriate Regions Subsidiary, shall have entered into a new employment agreement with Mr. Alexander on terms reasonably acceptable to Regions.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of SB&T set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SB&T set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of SB&T set forth in Sections 5.17, 5.18, and 5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of SB&T set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on SB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. SB&T shall have delivered to Regions (i)'a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii)'certified copies of resolutions duly adopted by SB&T's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Claims Letters. Each of the directors and officers of SB&T shall have executed and delivered to Regions letters in substantially the form of
     Exhibit 3 to this Agreement.

          (e) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to SB&T, in substantially the form of Exhibit 4 to this Agreement.

          (f) Affiliate Agreements. Regions shall have received from each affiliate of SB&T the affiliates agreement referred to in Section 8.9 of this Agreement.

          (g) Pooling Letter. Regions shall have received a letter from Ernst & Young, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.3 Conditions to Obligations of SB&T. The obligations of SB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SB&T pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Regions shall have delivered to SB&T (i)'a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that, to the best knowledge of such officers, after due inquiry, the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, as appropriate, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SB&T and its counsel shall request.

          (d) Legal Opinion. SB&T shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 5 to this Agreement.

                                  ARTICLE TEN

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of SB&T, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of SB&T; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of SB&T and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of SB&T and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of SB&T and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i)'any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii)'the stockholders of SB&T fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Laws of the State of Georgia at the SB&T Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of SB&T or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by September 30, 1997, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of SB&T and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By the Board of Directors of Regions, at any time prior to the 45th day after execution of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, results of operations, and prospects of SB&T undertaken by Regions during such time period or any of the disclosures contained in the SB&T Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i)'the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii)'a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, and 8.11 of this Agreement.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii)'acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Business Combination" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than fifty percent (50%) of the voting stock of, SB&T, other than the formation of a newly organized holding company for SB&T in which the shares of SB&T Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) 'any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Plan" shall have the meaning provided in Section 5.12 of this Agreement.

          "Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

          "Exchange Ratio" shall have the meaning provided in Section 3.1(c) of this Agreement.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "Merger" shall mean the merger of SB&T with and into Regions referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "Party" shall mean either SB&T or Regions and "Parties" shall mean both SB&T and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by SB&T to solicit the approval of its stockholders of the transactions contemplated by this Agreement and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of SB&T.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Disclosure Memorandum" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to SB&T describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1996, and the restated consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1995 and 1994, the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1996 and the related restated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994, and 1993, as filed by Regions in SEC Documents and reflecting the acquisition of First National Bancorp accounted for as a pooling of interests and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SB&T Benefit Plans" shall have the meaning set forth in Section 5.13 of this Agreement.

          "SB&T Common Stock" shall mean the $1.00 par value common stock of SB&T.

          "SB&T Companies" shall mean, collectively, SB&T and all SB&T Subsidiaries.

          "SB&T Disclosure Memorandum" shall mean the written information entitled "SB&T Disclosure Memorandum" delivered prior to the 14th day following execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "SB&T Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SB&T as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1995, 1994, and 1993, included in the SB&T Disclosure Memorandum, (ii) the Call Reports filed by the banking Subsidiary of SB&T, with its principal Regulatory Authority as of September 30, 1996 and for the nine months ended September 30, 1996, and (iii) the Call Reports filed by the banking Subsidiary of SB&T, with its principal Regulatory Authority with respect to periods ended subsequent to September 30, 1996.

          "SB&T Subsidiaries" shall mean the Subsidiaries of SB&T, which shall include the SB&T Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SB&T in the future and owned by SB&T at the Effective Time.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of SB&T to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiary" or collectively "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 1 to this Agreement.

          "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby except for the fee paid to The Carson Medlin Company. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by SB&T or Regions, each of SB&T and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of SB&T Common Stock, there shall be made no amendment decreasing the consideration to be received by SB&T stockholders without the further approval of such stockholders.

     11.6 Waivers.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SB&T, to waive or extend the time for the compliance or fulfillment by SB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, SB&T, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SB&T.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

        SB&T:              SB&T Corporation
                           P.O. Box 813000
                           Smyrna, Georgia 30081
                           Telecopy Number: (770) 434-8043
                           Attention: B. J. Alexander
                                      President and Chief Executive Officer

        Copy to Counsel:   Powell, Goldstein, Frazer & Murphy
                           191 Peachtree Street, N.E., Sixteenth Floor
                           Atlanta, Georgia 30303
                           Telecopy Number: (404) 572-5958
                           Attention: Walter G. Moeling IV

        Regions:           Regions Financial Corporation
                           417 North 20th Street
                           Birmingham, Alabama 35203
                           Telecopy Number: (205) 326-7571
                           Attention: Richard D. Horsley
                                      Vice Chairman and Executive
                                                Financial Officer

        Copy to Counsel:   Regions Financial Corporation
                           417 North 20th Street
                           Birmingham, Alabama 35203
                           Telecopy Number: (205) 326-7099
                           Attention: Samuel E. Upchurch, Jr.
                                      General Counsel and Corporate Secretary

     11.9 Governing Law. Except to the extent the laws of the State of Georgia apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                       ATTEST:                                           SB&T CORPORATION

              By: /s/ LEONARD W. THOMAS                               By: /s/ B. J. ALEXANDER
  -------------------------------------------------      -------------------------------------------------
                  Leonard W. Thomas                                       B. J. Alexander
                      Secretary                                President and Chief Executive Officer

[CORPORATE SEAL]

                                                       REGIONS FINANCIAL CORPORATION

           By: /s/ SAMUEL E. UPCHURCH, JR.                           By: /s/ WILLIAM E. JORDAN
 --------------------------------------------------      -------------------------------------------------
               Samuel E. Upchurch, Jr.                                   William E. Jordan
                 Corporate Secretary                                    Regional President

[CORPORATE SEAL]

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
   1.   --   Form of Support Agreement. (sec. 11.1).
   2.   --   Form of agreement of affiliates of SB&T. (sec. 8.9).
   3.   --   Form of Claims Letter. (sec. 9.2).
   4.   --   Form of Opinion Letter of SB&T's Counsel. (sec. 9.2).
   5.   --   Form of Opinion Letter of Regions' Counsel. (sec. 9.3).

                                                                      APPENDIX B

                                 April xx, 1997

Board of Directors
SB&T Corporation
888 Concord Road, SE
Smyrna, Georgia 30080

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio, as defined below, to the stockholders of SB&T Corporation ("SB&T") under the terms of a certain Agreement and Plan of Merger dated December 19, 1996 (the "Agreement") pursuant to which SB&T will merge with and into Regions Financial Corporation ("Regions") (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of SB&T common stock shall be converted into the right to receive .50 of a share of Regions common stock (the "Exchange Ratio"). The Exchange Ratio will be proportionately adjusted if Regions effects a proposed 2 for 1 stock split prior to the effective date of the Merger. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

     The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Georgia and the Southeast and the major commercial banks operating in that market. We have been retained by SB&T in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

     In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Regions and SB&T. We have reviewed:
(i) the Agreement; (ii) the annual reports to stockholders of Regions, including audited financial statements for the five years ended December 31, 1996; (iii) the annual reports to stockholders of SB&T, including audited financial statements of SB&T for the five years ended December 31, 1996; (iv) the Proxy Statement of SB&T dated February 15, 1996 for the annual meeting of the stockholders of SB&T held on March 21, 1996; (v) the Proxy Statement of Regions dated April 1, 1997 for the annual meeting of the stockholders of Regions to be held on May 14, 1997; (vi) interim financial statements of SB&T through February 28, 1997; (vii) a preliminary copy of the Proxy Statement/Prospectus prepared in connection with a special meeting of the stockholders of SB&T to consider the Merger; and (viii) certain other financial and operating information with respect to the business, operations and prospects of Regions and SB&T. We also:
(a) held discussions with members of the senior management of SB&T and Regions regarding historical and current business operations, financial conditions and future prospects; (b) reviewed the historical market prices and trading activity for the common stocks of Regions and SB&T and compared them with those of certain publicly traded companies which we deemed to be relevant; (c) compared the results of operations of Regions and SB&T with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) analyzed the pro forma financial impact of the Merger on Regions; and (f) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of SB&T or Regions. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

     Based upon the foregoing, it is our opinion that the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to the shareholders of SB&T.

Very truly yours,

THE CARSON MEDLIN COMPANY
Board of Directors
SB&T Corporation
April xx, 1997

                                                                      APPENDIX C

                                CODE OF GEORGIA

             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

                        CHAPTER 2. BUSINESS CORPORATIONS

                         ARTICLE 13. DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301 Definitions.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302 Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption,

             including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303 Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320 Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321 Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated; (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330  Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332  Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.



ITEM 21.  EXHIBITS.






EXHIBIT
NUMBER                                                     DESCRIPTION
------         --------------------------------------------------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of December 19, 1996 by and between SB&T Corporation and
               Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 33-54231.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Mauldin & Jenkins.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird -- included in Exhibit 8.
 23.5   --     Consent of The Carson Medlin Company.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.


ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 10th day of April, 1997.


                                        REGISTRANT:

                                        REGIONS FINANCIAL CORPORATION

                                        BY: /s/ Richard D. Horsley
                                            ------------------------------------
                                                   Richard D. Horsley
                                              Vice Chairman of the Board and
                                                Executive Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.





      SIGNATURE                           TITLE                                 DATE
--------------------------    ------------------------------             ------------------
/s/ J. Stanley Mackin
--------------------------     Chairman of the Board and                April 10, 1997
J. Stanley Mackin              Chief Executive Officer and
                                      Director
/s/ Richard D. Horsley
--------------------------     Vice Chairman of the Board and           April 10, 1997
Richard D. Horsley             Executive Financial Officer
                                      and Director
/s/ Robert P. Houston
--------------------------     Executive Vice President and             April 10, 1997
Robert P. Houston              Comptroller


--------------------------            Director
Sheila S. Blair

/s/ William B. Boles, Sr.
--------------------------            Director                          April 10, 1997
William B. Boles, Sr.

/s/ James B. Boone, Jr.
--------------------------            Director                          April 10, 1997
James B. Boone, Jr.

/s/ Albert P. Brewer
--------------------------            Director                          April 10, 1997
Albert P. Brewer

/s/ James S.M. French
--------------------------         Director                               April 10, 1997
James S.M. French

/s/ Catesby ap C. Jones
--------------------------         Director                               April 10, 1997
Catesby ap C. Jones

/s/ Carl E. Jones, Jr.
--------------------------         President and Chief Operating          April 10, 1997
Carl E. Jones, Jr.                 Officer and Director

/s/ Olin B. King
--------------------------         Director                               April 10, 1997
Olin B. King

/s/ Henry E. Simpson
--------------------------         Director                               April 10, 1997
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
--------------------------         Director                               April 10, 1997
Lee J. Styslinger, Jr.

/s/ Robert J. Williams
--------------------------         Director                               April 10, 1997
Robert J. Williams

                               INDEX TO EXHIBITS






                                                                                                                   SEQUENTIALLY
EXHIBIT                                                                                                              NUMBERED
NUMBER                           DESCRIPTION                                                                           PAGE
-------        ------------------------------------------------------------------------------------------          -----------
  2.1   --     Agreement and Plan of Merger, dated as of December 19, 1996, by and between SB&T Corporation and Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration
               Statement of Regions Financial Corporation, file no. 33-54231.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Mauldin & Jenkins.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird -- included in Exhibit 8.
 23.5   --     Consent of The Carson Medlin Company.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.